                                                                    Exhibit 2.5





                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                            (a Delaware corporation),

                          CPI ACQUISITION COMPANY, INC.
                          (a Delaware corporation) AND

                              CAMPUS PIPELINE, INC.
                            (a Delaware corporation)

                               SEPTEMBER 30, 2002


                               TABLE OF CONTENTS

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1.       Definitions..............................................................................................2


2.       The Merger..............................................................................................11

         2.1      The Merger.....................................................................................11
         2.2      Merger Consideration...........................................................................11
         2.3      Consummation of the Merger.....................................................................12
         2.4      Effect of the Merger...........................................................................12
         2.5      Certificate of Incorporation, Bylaws; Directors and Officers...................................13
         2.6      Conversion of Securities in the Merger.........................................................13
         2.7      Appraisal Rights...............................................................................14
         2.8      Surrender and Payment..........................................................................15
         2.9      Lost Certificates..............................................................................16

3.       Closing.................................................................................................16

         3.1      Location; Date.................................................................................16
         3.2      Deliveries.....................................................................................16
         3.3      Termination....................................................................................17

4.       Representations and Warranties of the Company...........................................................19

         4.1      Organization and Standing......................................................................19
         4.2      Charter Documents..............................................................................19
         4.3      Capitalization and Ownership...................................................................20
         4.4      Authority and Binding Effect...................................................................20
         4.5      Validity of the Transactions...................................................................21
         4.6      Restrictions...................................................................................21
         4.7      Third-Party Options............................................................................21
         4.8      Financial Statements; Books of Account.........................................................21
         4.9      Taxes..........................................................................................22
         4.10     Undisclosed Liabilities........................................................................23
         4.11     Intellectual Property..........................................................................24
         4.12     Accounts Receivable............................................................................27
         4.13     Intentionally Omitted..........................................................................28
         4.14     Title to Assets................................................................................28
         4.15     Condition of Assets............................................................................28
         4.16     Real Property..................................................................................28
         4.17     Contracts......................................................................................28
         4.18     Employees/Independent Contractors..............................................................30
         4.19     Licenses.......................................................................................30
         4.20     Compliance with Law and Court Orders...........................................................31
         4.21     Claims.........................................................................................31
         4.22     Insurance......................................................................................31
         4.23     Labor Matters..................................................................................32

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         4.24     Employee Benefit Plans.........................................................................32
         4.25     Transactions with Affiliates...................................................................35
         4.26     Absence of Certain Changes.....................................................................35
         4.27     Environmental Matters..........................................................................36
         4.28     Additional Information.........................................................................37
         4.29     Corporate Records..............................................................................37
         4.30     Broker's or Finder's Fee.......................................................................38
         4.31     Relationship With Customers....................................................................38
         4.32     Product or Service Liability...................................................................38
         4.33     Product and Service Warranties.................................................................38
         4.34     Company Board of Directors Approval and Recommendation; State Takeover Statutes................38

5.       Representations and Warranties of SCT...................................................................39

         5.1      Organization and Standing......................................................................39
         5.2      Authority and Binding Effect...................................................................39
         5.3      Validity of Contemplated Transactions..........................................................39
         5.4      Broker's or Finder's Fee.......................................................................40
         5.5      Financing......................................................................................40
         5.6      Claims.........................................................................................40
         5.7      HSR............................................................................................40

6.       Pre-Closing Covenants...................................................................................40

         6.1      Access.........................................................................................40
         6.2      No Solicitation, Etc...........................................................................40
         6.3      Operation of the Business......................................................................42
         6.4      Update of Schedules............................................................................43
         6.5      Telephone Service and Internet Access..........................................................43
         6.6      Benefit Plans..................................................................................43
         6.7      Consents, Further Assurances...................................................................44

7.       Post-Closing Covenants..................................................................................44

         7.1      Benefit Plans..................................................................................44
         7.2      Indemnification................................................................................44
         7.3      Directors' and Officer's Insurance.............................................................45

8.       Employee Matters........................................................................................45


9.       Conditions Precedent to Obligations of SCT and Acquisition Sub..........................................46

         9.1      Required Consents..............................................................................46
         9.2      Ancillary Documents............................................................................46
         9.3      Representations and Warranties; Performance of Obligations.....................................46
         9.4      Company Secretary's Certificate................................................................47
         9.5      Company Cash Certificate.......................................................................47
         9.6      Material Adverse Changes.......................................................................47
         9.7      Legal Matters..................................................................................47
         9.8      WSGR Legal Opinion.............................................................................47

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
         9.9      Stockholder Approval...........................................................................48

10.      Conditions Precedent to Obligations of Company..........................................................48

         10.1     Stockholder Approval...........................................................................48
         10.2     Ancillary Documents............................................................................48
         10.3     SCT's Representations and Warranties; Performance of Obligations...............................48
         10.4     Acquisition Sub's Representations and Warranties; Performance of Obligations...................48
         10.5     SCT Secretary's Certificate....................................................................48
         10.6     Acquisition Sub Secretary's Certificate........................................................49

11.      Indemnification.........................................................................................49

         11.1     By the Stockholders............................................................................49
         11.2     By SCT, Acquisition Sub and the Surviving Company..............................................50
         11.3     Procedure for Claims...........................................................................51
         11.4     Claims Period..................................................................................52
         11.5     Third Party Claims.............................................................................52
         11.6     Escrow as Sole Remedy..........................................................................53
         11.7     Survival Period................................................................................53
         11.8     No Contribution/Indemnification................................................................53
         11.9     Characterization of Indemnification Payments...................................................53
         11.10    Limitation on Indemnity........................................................................53

12.      Public Announcements....................................................................................54


13.      Miscellaneous...........................................................................................54

         13.1     Tax Matters....................................................................................54
         13.2     Contents of Agreement..........................................................................54
         13.3     Amendment, Parties in Interest, Assignment, Etc................................................54
         13.4     Interpretation.................................................................................55
         13.5     Specific Performance...........................................................................55
         13.6     Dispute Resolution.............................................................................55
         13.7     Expenses.......................................................................................56
         13.8     Notices........................................................................................56
         13.9     Governing Law..................................................................................57
         13.10    Further Assurances.............................................................................57
         13.11    Counterparts...................................................................................57
         13.12    Stockholder Representative.....................................................................57


DEFINED TERMS


Accounts Receivable........................................................2
Acquisition Proposal...................................................2, 38
Acquisition Sub.........................................................1, 2
Acquisition Sub Officer's Certificate..................................2, 46
Acquisition Sub Secretary's Certificate................................2, 47
Action.....................................................................2
Affiliates.................................................................2
Agreement...............................................................1, 2
Assets.....................................................................2
Association............................................................2, 53
Business Day...............................................................2
Cap........................................................................2
Cash Threshold.........................................................2, 11
CERCLA.....................................................................2
Certificate of Merger..................................................3, 12
Charter Documents..........................................................3
Claim Notice...............................................................3
Claim Response.............................................................3
Closing................................................................3, 15
Closing Date...........................................................3, 15
Closing Payment........................................................3, 11
Code.......................................................................3
Company.................................................................1, 3
Company Cash Certificate..................................................45
Company Common Stock...................................................3, 18
Company Minute Book.......................................................36
Company Preferred Stock................................................3, 19
Company President and Stockholders' Certificate...........................44
Company President and the Stockholders' Certificate........................3
Company Products...........................................................4
Company Secretary's Certificate........................................4, 44
Confidential Information...................................................4
Contract...................................................................4
Copyrights.................................................................4
Court Order................................................................4
Customer Contracts.........................................................4
Damages....................................................................4
Default....................................................................4
DGCL.......................................................................1
Dissenting Shares......................................................4, 14
Effective Time.........................................................5, 12
Employee..................................................................29
Employees..............................................................5, 29

Employment and Withholding Taxes...........................................5
Environmental Claims...................................................5, 34
Environmental Laws.....................................................5, 35
Environmental Permit...................................................5, 35
ERISA......................................................................5
ERISA Affiliate............................................................5
Escrow Agent...............................................................5
Escrow Agreement...........................................................5
Escrow Amount..............................................................5
Escrow Period..............................................................5
Exchange Act............................................................5, 6
Expiration Date.........................................................4, 6
Financial Statements.......................................................6
GAAP.......................................................................6
Hazardous Material.....................................................6, 35
Indemnified Company Party..............................................6, 48
Indemnified Party..........................................................6
Indemnified SCT Party..................................................6, 47
Indemnitor.................................................................6
Intellectual Property...................................................3, 6
Interim Financial Statements...............................................6
Law........................................................................6
Lease..................................................................7, 26
Leases.................................................................7, 26
Liability..................................................................7
Licenses...................................................................7
Liens......................................................................7
Liquidated Claim Notice....................................................7
Litigation.................................................................7
Management Retention Bonus Amount..........................................7
Material Adverse Change Certificate....................................7, 45
Material Adverse Effect....................................................7
Merger..................................................................1, 7
Merger Consideration......................................................11
Non-Terminating Party......................................................7
Ordinary course............................................................7
ordinary course of business................................................7
Owned Intellectual Property................................................7
Patents....................................................................8
Permitted Liens............................................................8
Person.....................................................................8
Plans..................................................................8, 31
Preferred Stockholders.....................................................8
Prime Rate.................................................................8
Proprietary Rights.........................................................8
Pro-Rata Share.............................................................8

Qualified Plan............................................................31
Qualified Plans...........................................................31
Representative.............................................................9
Required Consents..........................................................9
Response Period............................................................9
SCT.....................................................................1, 9
SCT Officer's Certificate..............................................9, 46
SCT Secretary's Certificate............................................9, 46
Securities Act.............................................................9
Series A Preferred Stock..................................................19
Series B Preferred Stock..................................................19
Severance Amount...........................................................9
Shares.................................................................9, 11
Software...................................................................9
Stockholder................................................................1
Surviving Company.....................................................10, 11
Tax Returns...............................................................10
Taxes.....................................................................10
Termination Notice....................................................10, 17
Transaction Documents.....................................................10
Transactions..............................................................10
Unliquidated Claim........................................................10
Unliquidated Claim Notice.............................................10, 49
WARN..................................................................10, 31
WSGR..................................................................10, 45
WSGR Legal Opinion....................................................10, 45

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated September 30, 2002, by and among SYSTEMS & COMPUTER TECHNOLOGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("SCT"), CPI ACQUISITION COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware ("Acquisition Sub") and Campus Pipeline, Inc., a corporation organized and existing under the laws of the State of Delaware ("Company").



                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), SCT, Acquisition Sub and Company desire to enter into a business combination transaction pursuant to which Acquisition Sub will merge with and into Company (the "Merger");

                  WHEREAS, the Board of Directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the Transactions (as herein defined) and (iii) has adopted resolutions approving the Agreement, the Merger and the Transactions in accordance with the DGCL;

                  WHEREAS, the Board of Directors of SCT (i) has determined that the Merger is advisable, consistent with, and in furtherance of the long term business strategy of SCT and fair to, and in the best interests of, SCT and its stockholders, (ii) has approved this Agreement, the Merger and the Transactions and (iii) has adopted resolutions approving the Agreement, the Merger and the Transactions in accordance with the DGCL; and

                  WHEREAS, the Board of Directors of Acquisition Sub (i) has determined that the Merger is advisable and fair to, and in the best interests of, Acquisition Sub and its sole stockholder, (ii) has approved this Agreement, the Merger and the Transactions (as herein defined) and (iii) has adopted resolutions approving the Agreement, the Merger and the Transactions in accordance with the DGCL.

                  NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, hereby agree as follows:

1.       Definitions.

                  For convenience, defined terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms shall be equally applicable to both the singular and plural forms of the terms defined).

                  "Accounts Receivable" means, as of any specified date, any trade accounts receivable, notes receivable and other miscellaneous receivables.

                  "Acquisition Proposal" is defined in Section 6.2.1.

                  "Acquisition Sub" is defined in the Introduction.

                  "Acquisition Sub Officer's Certificate" is defined in Section 10.6.

                  "Acquisition Sub Secretary's Certificate" is defined in
Section 10.6.

                  "Action" is defined in Section 11.5.

                  "Action Notice" is defined in Section 11.5.

                  "Affiliates" has the definition set forth in Rule 405 of the Securities Act; provided, however, that for purposes of this Agreement, SCT and its Affiliates, on the one hand, and Company and its Affiliates, on the other hand, shall not be considered Affiliates of the other party.

                  "Aggregate Liquidation Preference" is defined in Section 2.6.3

                  "Agreement" means this Agreement and Plan of Merger, including all schedules and exhibits hereto.

                  "Assets" means all of Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Financial Statements or the Interim Financial Statements.

                  "Association" is defined in Section 13.6.2.

                  "Balance Sheet Date" means August 31, 2002.

                  "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

                  "Cap" is defined in Section 11.10(b).

                  "Cash Threshold" is defined in Section 2.2.1.

                  "CERCLA" is defined in Section 4.27.

                  "Certificate" is a stock certificate for Shares.

                  "Certificate of Merger" is defined in Section 2.3.

                  "Charter Documents" means an entity's certificate or articles of incorporation or formation, by-laws, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

                  "Claim Notice" is defined in Section 11.3.1.

                  "Claim Response" is defined in Section 11.3.1.

                  "Closing" is defined in Section 3.1.

                  "Closing Date" is defined in Section 3.1.

                  "Closing Material Adverse Affect" is defined in Section 9.3.

                  "Closing Payment" is defined in Section 2.2.2.

                  "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Company" is defined in the Introduction.

                  "Company Board of Directors" is the board of directors of the Company.

                  "Company Cash Certificate" is defined in Section 9.5.

                  "Company CEO Certificate" is defined in Section 9.3.

                  "Company Common Stock" is defined in Section 4.3.1.

                  "Company Indemnitors" is defined in Section 11.3.1.

                  "Company Intellectual Property" means any and all Intellectual Property used in the conduct of the business of Company, and includes, without limitation, the following: (i) all Software acquired by Company, (ii) all Software developed by or on behalf of Company (for its own account or for the account of others), (iii) Company Products, and (iv) all Software used by Company to provide services to others, including software development, maintenance, consulting, training and support services.

                  "Company Minute Book" is defined in Section 4.29.

                  "Company Options" is defined in Section 4.3.1.

                  "Company Option Plans" is defined in Section 2.6.6.

                  "Company Preferred Stock" is defined in Section 4.3.1.

                  "Company President and Stockholders Certificate" is defined in
Section 9.3.

                  "Company Products" means all Software, products and service offerings currently marketed, distributed, or otherwise furnished, licensed or made available by Company to others, other than third party products that are resold by Company without modification.

                  "Company Secretary's Certificate" is defined in Section 9.4.

                  "Company Warrant" is defined in Section 4.3.1.

                  "Confidential Information" means any business, technical or other information of a party, including without limitation trade secrets, proprietary information, know how, formulae, patterns, lists, compilations, devices, methods, techniques or processes, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from disclosure or use of the information.

                  "Contract" means any written or oral contract, agreement, license, lease, instrument or other commitment, that is binding on any Person or its property under applicable Law.

                  "Copyrights" means all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world.

                  "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

                  "Customer Contracts" means all Contracts which provide for the sale or supply of products and/or the performance of services by Company for its customers.

                  "Damages" is defined in Section 11.1.1.

                  "DGCL" means the Delaware General Corporation Law.

                  "Deductible Amount" is defined in Section 11.10(a).

                  "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination or renegotiation or acceleration of a payment obligation or other obligation as a result of any such breach, default or violation.

                  "Disclosure Schedule" is defined in Section 4.

                  "Dissenting Shares" is defined in Section 2.7.1.

                  "Distributor Agreements" is defined in Section 4.11.3.

                  "Effective Time" is defined in Section 2.3.

                  "Employee" and "Employees" are defined in Section 4.18.1.

                  "Employment and Withholding Taxes" means any employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Taxes, including any deficiencies in respect thereof, required to be withheld and/or paid by or on behalf of Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other party (including, without limitation, under Code
Section 4999(c)(i), but only in the event that stockholder approval as specified in Section 8 hereof is not obtained), provided, however, that such term shall not include the employer's portion of Social Security and Medicare payments due under the Federal Insurance Contributions Act, any federal unemployment insurance payments due under the Federal Unemployment Tax Act, or any state unemployment insurance payments, in each case payable in respect of the Employment-Related Retention Amount.

                  "Employment-Related Retention Amount" means an amount equal to twelve and one-half percent (12.5%) of the difference between (x) the Preliminary Merger Consideration minus (y) the Stockholder Representative Payment, a portion of which Employment-Related Retention Amount constitutes the Severance Amount and the balance of which constitutes the Management Retention Bonus Amount.

                  "End Date" is defined in Section 3.3.1.

                  "Environmental Claims" is defined in Section 4.27.

                  "Environmental Laws" is defined in Section 4.27.

                  "Environmental Permit" is defined in Section 4.27.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                  "ERISA Affiliate" means any person, that together with Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

                  "Escrow Agent" means the escrow agent reasonably selected by SCT prior to the Effective Time and approved by Company prior to the Effective Time, such consent not to be unreasonably withheld.

                  "Escrow Agreement" is defined in Section 2.2.3.

                  "Escrow Amount" is defined in Section 2.2.3.

                  "Escrow Period" is defined in Section 2.2.3.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Exchange Agent" is defined in Section 2.8.

                  "Expense Cap" means One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

                  "Expiration Date" is defined in Section 11.7.

                  "Final Merger Consideration" is defined in Section 2.2.1.

                  "Financial Statements" means the audited financial statements of Company for the fiscal years ended December 31, 2001, including balance sheet statements, income statements, statements of shareholders equity and statements of cashflows of Company for the periods then ended.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "Hazardous Material" is defined in Section 4.27.

                  "Indemnified Company Party" is defined in Section 11.2.

                  "Indemnified Party" is defined in Section 11.3.1.

                  "Indemnified Party Representative" is defined in Section 11.5.

                  "Indemnified SCT Party" is defined in Section 11.1.

                  "Indemnitor" is defined in Section 11.3.1.

                  "Indemnitor Party Representative" is defined in Section 11.5.

                  "Independent Board" is defined in Section 6.2.1.

                  "Intellectual Property" means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, improvements, proprietary and Confidential Information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) all works of authorship; (iii) all domain names, URLs and other names and locators associated with the Internet; (iv) all rights in trade names, logos, common law trademarks and service marks; (v) all databases and data; and (vi) Software.

                  "Interim Financial Statements" means the financial statements for the eight months ended August 31, 2002, including balance sheet statement, income statement, statement of shareholders equity and statement of cashflows of Company for such period.

                  "Law" means any statute, law, ordinance, code, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering environmental, energy, safety, health, information technology, tax, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

                  "Lease" and "Leases" are defined in Section 4.16.

                  "Liability" means any liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

                  "Licenses" means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any governmental or regulatory body or authority.

                  "Liens" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

                  "Liquidated Claim Notice" is defined in Section 11.3.1.

                  "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

                  "Management Retention Bonus Amount" is defined in Section 8.

                  "Material Adverse Change Certificate" is defined in Section
9.6.

                  "Material Adverse Effect" means any change, event or effect that is materially adverse to the business operations, assets, liabilities, condition (financial or otherwise), results of operation and the prospects of the Company taken as a whole; provided, however, that changes, events or effects resulting from (A) the performance by the Company of its obligations under this Agreement, or (B) any other action required or contemplated by this Agreement or
(C) the announcement or pendency of the transactions contemplated by this Agreement, shall not be deemed by itself or themselves, to constitute a Material Adverse Effect or taken into account in determining whether a Material Adverse Effect has occurred.

                  "Merger" is defined in the Introduction.

                  "Merger Consideration" is defined in Section 2.2.

                  "Non-Terminating Party" is defined in Section 3.3.3.

                  "Notifying Party" is defined in Section 11.3.1.

                  "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

                  "Owned Intellectual Property" means all Intellectual Property for which Proprietary Rights therein are wholly, partially or jointly owned by Company.

                  "Patents" means all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional applications, continuations and continuations-in-part thereof.

                  "Permitted Liens" means (i) liens for Taxes, assessments or similar charges to the extent not yet due and payable; (ii) liens of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the business; (iii) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any real property, in each case of record, visible upon a physical inspection of the real property or otherwise made known to SCT and (iv) liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are not material in amount and which do not adversely affect Company's use of the property subject thereto.

                  "Person" means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

                  "Plans" is defined in Section 4.24.1.

                  "Preferred Stockholders" means the Stockholders owning Company Preferred Stock.

                  "Preliminary Merger Consideration" is defined in Section
2.2.1.

                  "Prime Rate" means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

                  "Proprietary Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all Patents; (ii) all rights in inventions (whether patentable or not), invention disclosures, improvements, proprietary and Confidential Information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all Copyrights; (iv) all rights in domain names, URLs and other names and locators associated with the Internet; (v) all rights in industrial designs and any registrations and applications therefor throughout the world;
(vi) all rights in trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all rights in databases and data; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; (x) all rights in Software; (xi) all modifications and improvements to and derivatives of any of the foregoing; and (xii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "Pro-Rata Share" means, with respect to each Stockholder, the quotient of (a) the sum of (i) the product of the Series A Preference Per Share multiplied by the number of shares of Company Series A Preferred Stock owned by such Stockholder as of immediately prior to the Effective Time and (ii) the product of the Series B Preference Per Share multiplied by the number of shares of Company Series B Preferred Stock owned by such Stockholder as of immediately prior to the Effective Time, divided by (b) the Aggregate Liquidation Preference (as defined in Section 2.6.3 hereof).

                  "Qualified Plan" and "Qualified Plans" are defined in Section 4.24.3.

                  "Receiving Party" is defined in Section 11.3.1.

                  "Registered Owned Proprietary Rights" means any applications, registrations, or the like claiming or evidencing any Proprietary Rights and filed in the name of Company, such as patent applications and patents, trademark applications and registrations, copyright registrations, and domain name registrations.

                  "Representative" means, with respect to any Person, any officer, director, employee, affiliate, agent, representative or advisor, including any investment banker, attorney, or accountant retained by such Person or any of its subsidiaries.

                  "Required Consents" is defined in Section 3.2.1.

                  "Response Period" is defined in Section 11.3.1.

                  "SCT" is defined in the Introduction.

                  "SCT Indemnitors" is defined in Section 11.3.1.

                  "SCT Officer's Certificate" is defined in Section 10.5.

                  "SCT Secretary's Certificate" is defined in Section 10.5.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Series A Preference Per Share" means $6.075.

                  "Series A Preferred Stock" is defined in Section 4.3.1.

                  "Series B Preference Per Share" means $16.314.

                  "Series B Preferred Stock" is defined in Section 4.3.1.

                  "Severance Amount" is defined in Section 8.

                  "Shares" is defined in Section 2.2.1.

                  "Software" means any and all computer software and code, including assemblers, applets, compilers, objects, source code, object code, electronic data (including image and sound data), design tools and user interfaces, in any form or format.. Software includes source code listings, programmer's notes, documentation and any and all other material related to the Software.

                  "Stockholder" and "Stockholders" shall mean the holders of Company's issued and outstanding Common Stock and Preferred Stock immediately prior to the Effective Time. "Stockholder Representative" is defined in Section 13.12.1.

                  "Stockholder Representative Payment" means Fifty Thousand Dollars ($50,000).

                  "Superior Proposal" is defined in Section 6.2.1.

                  "Surviving Company" is defined in Section 2.1.

                  "Tax Returns" means all reports, forms, declarations, returns, statements (including estimated reports, forms, declarations, returns or statements) and other similar documents required to be filed or delivered with respect to any Taxes.

                  "Taxes" shall mean (i) all federal, state, local or foreign taxes, duties, charges, fees, contributions, levies or other assessments imposed by any governmental agency, authority or body, including but not limited to income, gross receipts, value-added, excise, withholding, personal property, real estate, sales, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, social security, unemployment, insurance, disability, workers' compensation, customs, alternative, add-on minimum, estimated and franchise taxes, and any other taxes, duties, charges, fees, contributions, levies or other assessments imposed by a governmental agency, authority or body (including any interest, penalties or additions to tax or additional amounts attributable to or imposed on or with respect to any of the foregoing) and (ii) any liability to any other Person (other than a governmental agency, authority or body) for or in respect of any of the foregoing items, either by operation of applicable Law or under any agreement or arrangement, whether or not written, providing for the allocation, sharing or indemnification of any of the foregoing items.

                  "Terminating Party" is defined in Section 3.3.3.

                  "Termination Fee" is defined in Section 3.3.3.

                  "Termination Notice" is defined in Section 3.3.2.

                  "Transaction Documents" means this Agreement, the Escrow Agreement, the Company CEO Certificate, the Cash Certificate, the Material Adverse Change Certificate, the Company Secretary's Certificate, and the Certificate of Merger.

                  "Transaction Expenses" is defined in Section 13.7.

                  "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

                  "Unliquidated Claim" is defined in Section 11.3.1.

                  "Unliquidated Claim Notice" is defined in Section 11.3.1.

                  "WARN" is defined in Section 4.23.4.

                  "WSGR Legal Opinion" is defined in Section 9.8.

                  "WSGR" is defined in Section 9.8

2. The Merger

         2.1 The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the relevant provisions of the DGCL at the Effective Time, Acquisition Sub shall merge with and into Company, the separate existence of Acquisition Sub shall thereupon cease, and Company shall continue as the surviving company of the Merger (the "Surviving Company").

         2.2 Merger Consideration.

                  2.2.1 The aggregate consideration (the "Final Merger Consideration") payable by SCT and/or Acquisition Sub at the Effective Time for all of the issued and outstanding shares of capital stock of Company (the "Shares") shall be based upon the Preliminary Merger Consideration (as defined below). For purposes of this Agreement, the "Preliminary Merger Consideration" shall be equal to (i) Forty-Two Million Dollars ($42,000,000.00), (ii) plus an amount equal to the amount of cash held by Company as of September 30, 2002 (which shall be equal to the amount set forth in the Company Cash Certificate) in excess of the Cash Threshold (as defined below), or if the amount of cash held by Company as of September 30, 2002 is less than the Cash Threshold, minus the amount by which such cash is less than the Cash Threshold, in cash, (iii) minus the amount by which the aggregate amount of all Transaction Expenses paid by Company prior to or simultaneous with the Effective Time exceeds the Expense Cap. The "Cash Threshold" shall be equal to (a) Fifteen Million Dollars ($15,000,000), minus (b) the lesser of (i) the aggregate amount of all Transaction Expenses paid by Company prior to or simultaneous with the Effective Time and (ii) the Expense Cap. Following the determination of the Preliminary Merger Consideration on the Closing Date, the Final Merger Consideration shall be determined by subtracting from the Preliminary Merger Consideration an amount equal to the Employment-Related Retention Amount, with such difference constituting the "Final Merger Consideration."

                  2.2.2 At the Effective Time, SCT shall deliver the Final Merger Consideration, minus the Escrow Amount (the "Closing Payment") to the Exchange Agent (as defined below) via wire transfer of immediately available funds.

                  2.2.3 Escrow Amount. An amount equal to (x) Three Million Five Hundred Thousand Dollars ($3,500,000) plus the Stockholder Representative Payment shall be deposited into escrow (the "Escrow Amount"), with the Escrow Agent in accordance with the terms of an Escrow Agreement, the form of which is attached hereto as Exhibit A (the "Escrow Agreement"), until December 31, 2003 (the "Escrow Period") as security for the indemnification obligations of the Stockholders set forth in Section 11. The Escrow Amount shall be deposited into escrow at the Closing by SCT, without any action of the Stockholders. In accordance with the terms of the Escrow Agreement, within 30 days following the expiration of the Escrow Period, the Escrow Amount (or, as the case may be, the balance thereof remaining after satisfying indemnification claims as provided in the Escrow Agreement) shall, to the extent not subject to claims by SCT, be delivered to the Stockholders in proportions equal to each Stockholder's Pro-Rata Share of the Escrow Amount.

         2.3 Consummation of the Merger. Subject to the terms of this Agreement, on the Closing Date, the parties hereto will cause the Merger to be consummated by filing a properly executed Certificate of Merger in accordance with Section 251 of the DGCL and other appropriate documents executed in accordance with the DGCL in order to effect the Merger, with the Department of State of the State of Delaware (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by Company and SCT and specified in the Certificate of Merger (the time at which the Merger becomes fully effective being the "Effective Time" of the Merger).

         2.4 Effect of the Merger. Subject to the terms of this Agreement at the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and the terms of this Agreement, at the Effective Time, the Surviving Company shall be a wholly-owned subsidiary of SCT, all the properties, rights, privileges, powers and franchises of Company and Acquisition Sub, shall vest in the Surviving Company, and all debts, liabilities and duties of Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Company.

         2.5 Certificate of Incorporation, Bylaws; Directors and Officers. The certificate of incorporation of the Surviving Company shall be amended in its entirety to be identical to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time (except that the certificate of incorporation of the Surviving Company shall continue to provide that the name of the corporation is Campus Pipeline, Inc.) and such certificate of incorporation shall continue in full force and effect until thereafter amended and changed in accordance with the provisions thereof and the DGCL. The bylaws of the Surviving Company shall be amended in their entirety to be identical to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time (except that the bylaws of the Surviving Company shall continue to provide that the name of the corporation is Campus Pipeline, Inc.) and such bylaws shall continue in full force and effect until thereafter amended and changed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company at and after the Effective Time, until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Company and the DGCL.

         2.6 Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger, and without any action on the part of SCT, Acquisition Sub, Company, the Stockholders or any other holders of any of the securities of any of such entities:

                  2.6.1 each share of capital stock of Company that is owned by Company or held in the treasury of Company shall be canceled and retired and no consideration shall be paid or delivered in exchange therefore;

                  2.6.2 each share of issued and outstanding Company Common Stock immediately prior to the Effective Time, other than Shares to be cancelled in accordance with subsection 2.6.1 and Dissenting Shares (as defined in Section
2.7 hereof), shall automatically be cancelled and retired without any conversion thereof and shall cease to exist, and each Stockholder owning a certificate representing any such Share shall cease to have any rights with respect thereto;

                  2.6.3 each share of issued and outstanding Company Series A Preferred Stock immediately prior to the Effective Time, other than Shares to be cancelled in accordance with subsection 2.6.1 and Dissenting Shares, shall be converted into the right to receive, in cash, an amount equal to the quotient of
(a) the product of (i) the Final Merger Consideration multiplied by (ii) the Series A Preference Per Share, divided by (b) the Aggregate Liquidation Preference; where the "Aggregate Liquidation Preference" means the sum of (i) the product of the Series A Preference Per Share multiplied by the number of issued and outstanding shares of Company Series A Preferred Stock as of immediately prior to the Effective Time and (ii) the product of the Series B Preference Per Share multiplied by the number of issued and outstanding shares of Company Series B Preferred Stock as of immediately prior to the Effective Time. All such converted Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Stockholder owning a certificate representing any such Share shall cease to have any rights with respect thereto, except the rights provided in this subsection 2.6.3;

                  2.6.4 each share of issued and outstanding Company Series B Preferred Stock immediately prior to the Effective Time, other than Shares to be cancelled in accordance with subsection 2.6.1 and Dissenting Shares, shall be converted into the right to receive, in cash, an amount equal to the quotient of
(a) the product of (i) the Final Merger Consideration multiplied by (ii) the Series B Preference Per Share, divided by (b) the Aggregate Liquidation Preference (as defined in subsection 2.6.3). All such converted Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Stockholder owning a certificate representing any such Share shall cease to have any rights with respect thereto, except the rights provided in this subsection 2.6.4.

                  2.6.5 each share of Acquisition Sub stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one (1) validly issued, fully paid and non-assessable share of stock of the Surviving Company.

                  2.6.6 Company Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company's Share Option Plan and 1999 Stock Plan (the "Company Option Plans"), and the Company Option Plans themselves shall terminate and shall not be assumed by SCT. Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Options and such Company Option Plans are terminated immediately prior to the Effective Time. Company hereby acknowledges that SCT has provided sufficient notice of its intent to not assume any Company Options.

                  2.6.7 Company Warrant. At the Effective Time, the Company Warrant, if it has not been terminated prior to such date, shall be converted into a warrant to purchase an amount of cash equal to the amount of Merger Consideration to which the holder of such Company Warrant would have been entitled had such holder exercised the Company Warrant in full immediately prior to the Effective Time. Company will use its commercially reasonable efforts to receive the written consent of Dell USA L.P. to the termination of the Company Warrant prior to the Effective Time.

         2.7 Appraisal Rights.

                  2.7.1 Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of Company outstanding immediately before the Effective Time held by a holder who has properly demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent the right to receive the consideration for Shares of Company as provided in Sections 2.2 and
2.6 hereof, and the holder of Dissenting Shares shall be entitled only to such rights as are provided by the DGCL.

                  2.7.2 If any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal as provided in the DGCL, then as of the later of the Effective Time or such withdrawal or loss of such appraisal rights, such holder's shares of capital stock of Company shall automatically be converted into and represent only the right to receive the consideration for such shares as provided for in, and subject to the terms and conditions of, Sections 2.2 and 2.6 hereof, without interest thereon.

                  2.7.3 Company shall give SCT (i) prompt written notice of any written demands for appraisal of any of the Shares, attempted withdrawals of such demands, and any other instruments received by Company relating to the rights of any holder of the Shares relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company or Surviving Company may not, except upon the prior written consent of SCT, voluntarily make any payment with respect to any demands for appraisal of any of the Shares, offer to settle or settle any such demands, or approve any withdrawal of such demands.

                  2.7.4 To the extent that SCT, Acquisition Sub or the Surviving Company makes any payment or payments in respect of Dissenting Shares, SCT, Acquisition Sub or the Surviving Company shall be entitled to recover under the terms of Section 11 hereof the aggregate amount by which such payment or payments exceed the consideration that otherwise would have been payable in respect of such Dissenting Shares.

         2.8 Surrender and Payment.

                  2.8.1 Prior to the Effective Time, SCT shall appoint an independent agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Final Merger Consideration. SCT will make available to the Exchange Agent, as needed, the Final Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, SCT will send, or will cause the Exchange Agent to send, to each holder of Shares entitled to receive Final Merger Consideration at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

                  2.8.2 Each holder of Shares that have been converted into the right to receive the Final Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Final Merger Consideration payable for each Share represented by such Certificate. All such funds shall be paid to the holders of Shares by cash, certified or bank check, or by wire transfer. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Final Merger Consideration.

                  2.8.3 If any portion of the Final Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  2.8.4 After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Final Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 2.

                  2.8.5 Any portion of the Final Merger Consideration made available to the Exchange Agent pursuant to Section 2.8.1 to pay for Shares for which appraisal rights have been perfected shall be returned to SCT, upon demand.

         2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed together with an indemnity in usual and customary form, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Final Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Section 2.

3. Closing.

         3.1 Location; Date. The closing for the Transactions (the "Closing") shall be held at the offices of Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312 on the earlier of (i) the 15th day following the date that Company provides to its option holders notice that SCT will not be assuming any of such options, and (ii) the date all such option holders waive in writing the right to receive such 15 day notice, or at such other date and place as may be mutually agreed by the parties (the "Closing Date").

         3.2 Deliveries. At the Closing and as a condition to Closing:


                  3.2.1 Company shall deliver to SCT:

                           (a) The Company Minute Book;

                           (b) All of the consents, waivers and approvals listed
on Schedule 3.2.1(b) (the "Required Consents");

                           (c) The Company CEO Certificate, duly executed by
Company;

                           (d) The Company Secretary's Certificate, duly
executed by Company;

                           (e) The Material Adverse Change Certificate, duly
executed by Company;

                           (f) The Company Cash Certificate;

                           (g) The WSGR Legal Opinion, duly executed by WSGR;

                           (h) The Escrow Agreement, duly executed by each of
the Stockholder Representative and the Escrow Agent; and

                           (i) The Certificate of Merger, duly executed by
Company.

                  3.2.2 SCT and/or Acquisition Sub, as the case may be, shall deliver to Company:

                           (a) The cash comprising the Closing Payment;

                           (b) The SCT Officer's Certificate, duly executed by
SCT;

                           (c) The Acquisition Sub Officer's Certificate, duly
executed by Acquisition Sub;

                           (d) The SCT Secretary's Certificate, duly executed by
SCT;

                           (e) The Acquisition Sub Secretary's Certificate, duly
executed by Acquisition Sub;

                           (f) The Escrow Agreement, duly executed by SCT; and

                           (g) The Certificate of Merger, duly executed by
Acquisition Sub.

                  3.2.3 SCT and/or Acquisition Sub shall deliver to the Escrow Agent cash comprising the Escrow Amount.

         3.3 Termination.

                  3.3.1 When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

                           (a) by mutual agreement of SCT and Company;

                           (b) by SCT or Company should the Closing not have
taken place on or before October 31, 2002, or such later date as shall be mutually agreed to in writing by Company and SCT (the "End Date"); provided, however, that Company or SCT may terminate this Agreement pursuant to this subparagraph (b) only if Closing shall not have occurred by such date contained in this subparagraph (b) for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Sections 9 or 10 hereof; or

                           (c) by SCT if (i) it is not in material breach of its
obligations under this Agreement, (ii) there has been a breach of any representation, warranty or covenant of Company contained in this Agreement such that the conditions set forth in Section 9.3 would not be satisfied by the End Date, and (iii) the breach referred to in clause (ii) of this sentence shall not have been cured within ten (10) days after notice thereof has been delivered by SCT to Company;

                           (d) by Company if (i) it is not in material breach of
its obligations under this Agreement, (ii) there has been a breach of any representation, warranty or covenant by SCT or Acquisition Sub contained in this Agreement such that the conditions set forth in Section 10.3 or 10.4 would not be satisfied by the End Date, and (iii) the breach referred to in clause (ii) of this sentence shall not have been cured within ten (10) days after notice thereof has been delivered by Company to SCT;

                           (e) by SCT if SCT executes a definitive agreement to
sell or transfer more than fifty percent (50%) of its (i) issued and outstanding voting securities, or (ii) assets (determined with reference to the value of such assets); or

                           (f) by either SCT or Company if, after the lapse of
the five Business Day period contemplated by Section 6.2.3, the Independent Board determines to accept or recommend to the Company Stockholders any Superior Proposal

                  3.3.2 Method of Termination. The party entitled to terminate this Agreement pursuant to Section 3.3.1 shall deliver written notice (the "Termination Notice"), in a method permitted pursuant to Section 13.1.4, of its intention to terminate this Agreement, indicating which condition listed in
Section 3.3.1 has been satisfied.

                  3.3.3 Effect of Termination. In the event of termination of this Agreement pursuant to paragraphs (a) through (d) of Section 3.3.1, by either Company or SCT, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Company and the Stockholders or SCT and Acquisition Sub or their respective officers or directors; except that in the event this Agreement shall be terminated pursuant to either subsection 3.3.1(c) or 3.3.1(d) hereof as a result of a breach of this Agreement by a party hereto, the terminating party shall have the right to pursue its remedies set forth in Section 11 with respect to such breach or breaches giving rise to such termination. Notwithstanding Section 3.3.1, if (x) SCT or Company terminates this Agreement in violation of such Section, (y) SCT terminates this Agreement pursuant to Section 3.3.1(e) or (z) SCT or Company terminates this Agreement pursuant to Section 3.3.1(f) (the party terminating this Agreement, in the case of clauses (x) and (z), or SCT, in the case of clause (y), is referred to as the "Terminating Party"), the other party (the other party, in the case of clauses (x) and (z), or Company, in the case of clause (y), is referred to as the "Non-Terminating Party") shall be entitled to receive a break-up fee in an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the "Termination Fee") from the Terminating Party within ten (10) days following the date of delivery of the Termination Notice. The parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Non-Terminating Party if such a termination were to occur. It is understood and agreed by the parties that if the Non-Terminating Party shall be damaged by such a termination, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) the Termination Fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iii) the Termination Fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination, and shall be the sole and exclusive measure of damages with respect to any such termination. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, the Terminating Party shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

4. Representations and Warranties of the Company. Except as disclosed in the disclosure schedule attached hereto, (the "Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Company specifically referenced in such disclosure, and such other representations and warranties of Company set forth herein where the applicability of such disclosure would reasonably be apparent, Company represents and warrants to SCT as follows (provided that the parties hereby acknowledge that (a) each representation and warranty set forth in this
Section 4, to the extent that such representation or warranty applies to the "Stockholders" or "Affiliates" of Company, shall expressly exclude SCT and all of SCT's Affiliates and (b) Company shall not be required to disclose on any schedule in the Disclosure Schedule any Contract, transaction or other arrangement with SCT or any of SCT's Affiliates or to which SCT or any of SCT's Affiliates is a party, and failure to disclose any such Contract, transaction or arrangement shall not be deemed to be a breach hereof; and further provided, that Company shall not be considered an Affiliate of SCT):

         4.1 Organization and Standing. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware having all necessary corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the Assets. As of the date of this Agreement, Company has employees resident in the states set forth on Schedule 4.1. Company is duly qualified to do business and is in good standing in every jurisdiction in which the Company's business or the character of the Assets requires such qualification, except where the failure to be duly qualified and in good standing have not had, does not have, or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Company does not have any subsidiaries or any stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture, trust or other legal entity.

         4.2 Charter Documents. Company has heretofore furnished to SCT a complete and correct copy of its Charter Documents, each as amended to date. The Charter Documents are in full force and effect and Company is not is in violation of any provision of the Charter Documents.

         4.3 Capitalization and Ownership.

                  4.3.1 Company's capital stock consists of (a) 65,200,000 shares of common stock, $0.001 par value per share, of which only 21,678,498 shares are currently issued and outstanding (the "Company Common Stock") and (b) 8,109,062 shares of preferred stock, $0.001 par value per share, of which 4,609,062 shares are designated as a class of preferred stock known as "Series A Preferred Stock," and 3,500,000 shares are designated as a class of preferred stock known as "Series B Preferred Stock ." 4,596,593 shares of Series A Preferred Stock are currently issued and outstanding and 3,369,403 shares of Series B Preferred Stock are currently issued and outstanding (collectively, the "Company Preferred Stock"). Schedule 4.3.1 sets forth the stock holdings of Company as of the date of this Agreement, including the name and address of each Stockholder and the number of Shares per class owned by each such Stockholder. All of the Company Common Stock and the Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Company, and were issued in compliance with all applicable Charter Documents of Company and all applicable federal and state securities or "blue sky" laws and regulations. Options to purchase 7,250,129 shares of Company Common Stock (the "Company Options"), including, without limitation, the option grants made by the Company to Thomas Lewis on November 13, 2000 and December 7, 2000, and a warrant issued to Dell USA L.P. to purchase 312,500 shares of Company Common Stock (the "Company Warrant") are outstanding as of the date of this Agreement. No equity securities of Company, other than the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrant, are issued or outstanding. There are no preemptive rights to purchase authorized but unissued shares of the Company Common Stock and the Company Preferred Stock. Except as set forth above or on Schedule 4.3.1, as of the date of this Agreement there are: (i) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Company or, to the Company's knowledge, any of the Stockholders, at any time, or upon the happening of any stated event, any capital stock or other securities of Company, whether or not presently issued or outstanding; (ii) no outstanding securities of Company that are convertible into or exchangeable for capital stock or other securities of Company; and (iii) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from Company any such convertible or exchangeable securities.

                  4.3.2 There are no accrued but unpaid dividends on the Company Preferred Stock.

         4.4 Authority and Binding Effect. Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents, subject only to the approval of this Agreement (other than the Schedules and exhibits hereto) and the Merger by the Stockholders. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of Company. This Agreement (not including the exhibits hereto) constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of Company, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

         4.5 Validity of the Transactions. Neither the execution and delivery of this Agreement by Company nor the consummation of the Transactions (i) will contravene or violate any Law or Court Order which is applicable to Company,
(ii) will result in a Default under, or require the consent or approval of any party to, any Contract (including any Customer Contract) to or by which Company is a party or otherwise bound, or (iii) require Company to obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority, except (A) for any consents specified in
Schedule 4.5, and (B) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

         4.6 Restrictions. Neither Company nor, to the knowledge of Company, any one or more of the Stockholders, is subject to any restrictions or any Court Order or Law which adversely, to the knowledge of Company, affects or restricts the ability of Company or one or more of the Stockholders to consummate the Transactions.

         4.7 Third-Party Options. Company is not party to any existing Contracts, options or commitments pursuant to which Company has granted rights to any third party to acquire Assets which individually or in the aggregate are material to the Company's business, other than licenses or sales of Assets in the ordinary course of business.

         4.8 Financial Statements; Books of Account.

                  4.8.1 Company has previously delivered to SCT true and correct copies of all of the Financial Statements and the Interim Financial Statements. The Financial Statements have been prepared in accordance with the applicable books and records of Company and have been prepared in conformity with GAAP, consistently applied during the related periods (except as expressly noted in the notes thereto) and fairly present in all material respects the financial condition, results of operations and the cash flows of Company at the date and for the periods covered. The Financial Statements have been audited and certified by Ernst & Young LLP, independent certified public accountants. Except for (i) changes resulting from normal year-end audit adjustments which will not individually or in aggregate have a Material Adverse Effect and (ii) the absence of notes, the Interim Financial Statements have been prepared in accordance with the applicable books and records of Company and have been prepared in conformity with GAAP, consistently applied during the related periods. All Liabilities of Company as of August 31, 2002 required to be reflected or reserved for by GAAP are reflected or reserved for in the Interim Financial Statements. The Interim Financial Statements fairly present in all material respects the financial condition, results of operations and the cash flows of Company at the date and for the period set forth therein.

                  4.8.2 Company has not maintained any bank account or used any corporate funds except for bank accounts and funds which have been and are reflected in the normally maintained books and records of Company.

         4.9 Taxes.

                  4.9.1 Company has duly and timely filed or delivered all material Tax Returns required to be filed or delivered on or before the Closing Date, all such Tax Returns were prepared or completed in a manner consistent with prior practice of Company with respect to returns, reports and other filings concerning the income, properties or operations of Company, except as otherwise required by law or regulation or otherwise agreed to by SCT prior to the filing thereof, and all such Tax Returns are true, correct and complete.

                  4.9.2 Company has paid in full on a timely basis all material Taxes required to be paid by it on or before the Closing Date, whether or not shown on any Tax Return.

                  4.9.3 The amount of Company's liability for unpaid Taxes as of the date of the Interim Financial Statements will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Financial Statements, and the amount of Company's liability for unpaid Taxes for all periods or portions thereof ending before the Closing will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of Company on the Closing Date.

                  4.9.4 There are no ongoing audits, examinations or claims against Company for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. To Company's knowledge, no such audits, examinations or claims have otherwise been threatened. There are no powers of attorney relating to Tax matters concerning Company.

                  4.9.5 Company has deducted or withheld and paid over to the proper taxing authorities all Taxes required as of the Closing to have been deducted or withheld and paid over, and complied with all information reporting, withholding and backup withholding requirements, including maintenance of required records with respect thereto.

                  4.9.6 There are (and as of immediately following the Closing there will be) no Liens, other than Permitted Liens, on the Assets of Company relating to or attributable to Taxes.

                  4.9.7 To the knowledge of Company, there is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Assets of Company or otherwise might reasonably be expected to have a Material Adverse Effect.

                  4.9.8 Company has not at any time been a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and Company has not assumed the Tax liability of any other Person under any Contract.

                  4.9.9 Company (a) has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return, (b) does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust joint venture or other legal entity, and (c) has no liability for the Taxes of any person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise.

                  4.9.10 There is no agreement, plan or arrangement, written or otherwise, covering any employee or independent contractor or former employee or independent contractor of Company or any of its Affiliates, that, considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

                  4.9.11 Company is not now and has never been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2(b), and the Company has filed with the Internal Revenue Service all statements, if any, with its Tax Returns which are required under Treasury Regulation Section 1.897-2(h).

                  4.9.12 Company has had a taxable year ended on December 31 in each year since its inception on June 24, 1998 (the "Inception Date").

                  4.9.13 Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since the Inception Date.

                  4.9.14 Company has never filed a consent under Section 341(f) of the Code concerning collapsible corporations.

                  4.9.15 Company has not been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date hereof or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

         4.10 Undisclosed Liabilities. Company has no Liabilities except for:

                  4.10.1 those Liabilities set forth or reserved for on the Interim Financial Statements and not heretofore paid or discharged;

                  4.10.2 those Liabilities arising in the ordinary course of business under any Contract (including Customer Contracts) listed on a Schedule to this Agreement; and

                  4.10.3 those Liabilities arising in the ordinary course of business since the Balance Sheet Date and not heretofore paid or discharged.

         4.11 Intellectual Property.

                  4.11.1 Schedule 4.11.1 contains a complete and accurate list of all Registered Owned Proprietary Rights, specifying as to each such item, as applicable: (a) the owner(s) of the item, (b) the jurisdiction(s) in which the item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number(s) of the item, and (d) the date(s) of application and issuance or registration of the item.

                  4.11.2 Schedule 4.11.2 contains a true and complete list of all Company Products, including all trademarks and service marks used in connection therewith. Schedule 4.11.2 also contains a true and complete list of all third party Intellectual Property incorporated into the Company Products, specifying as to each item of third party Intellectual Property the Company Product(s) into which it is incorporated.

                  4.11.3 Schedule 4.11.3 contains a true and complete list of
(a) all Software (other than Software that is licensed to Company under non-exclusive end user licenses that are generally commercially available) owned, in whole or part, by third parties and licensed to Company (whether for internal use, sub-licensing or re-licensing to third parties, or otherwise), with software that is exclusively licensed to Company specifically designated on
Schedule 4.11.3, (b) all licenses and agreements pursuant to which Company licenses or sublicenses such Software from third parties, and (c) all agreements pursuant to which Company distributes the Company Products to other persons through a third party that has the exclusive or non-exclusive right to distribute Company Products (the "Distributor Agreements"), with such exclusive Distributor Agreements specifically designated on Schedule 4.11.3 as exclusive Distributor Agreements. Neither Company, nor, to the knowledge of Company, any other party is in material breach of or default under any such license or agreement, and each such license or agreement is as of the date hereof and immediately following the Closing shall be in full force and effect.

                  4.11.4 No third party that has licensed any Intellectual Property to Company has ownership rights or license rights to improvements or modifications made by or for Company in such Intellectual Property.

                  4.11.5 Except as set forth on Schedule 4.11.5, the Company Intellectual Property consists entirely of the Owned Intellectual Property, the Company Products and the Software listed in Schedule 4.11.3.

                  4.11.6 All Intellectual Property developed by, on behalf of or for Company was conceived, reduced to practice, reduced to tangible form, written or otherwise created solely by employees, agents, consultants or independent contractors of Company who are either (a) parties to "work-made-for-hire" agreements under which Company is deemed to be the original owner and author of all Proprietary Rights therein, or (b) have executed a valid and enforceable assignment or other agreement to irrevocably (to the extent possible under applicable law, such as the termination of transfers described in 17 U.S.C. ss.304) assign in favor of Company all of such employee's, agent's, consultant's or independent contractor's right, title or interest in the Intellectual Property. Except as set forth on Schedule 4.11.6, Company has recorded each such assignment relating to Registered Owned Proprietary Rights with the relevant governmental authorities, including without limitation the U.S. Patent and Trademark Office, the U.S. Copyright Office, and their respective equivalents in any relevant foreign jurisdiction.

                  4.11.7 No current or former Stockholder, director, officer, employee , consultant or independent contractor of Company or any Affiliate of Company has asserted any claim of ownership of, or interest in, the Owned Intellectual Property or any Company Products. No Affiliate of Company has asserted or may assert any claim of ownership of, or interest in, any Owned Intellectual Property or Company Products.

                  4.11.8 Company has taken all steps that are reasonably required to protect Company's rights in the Owned Intellectual Property, Company Products and all Confidential Information of Company.

                  4.11.9 The Company's business as currently conducted and the Company Intellectual Property do not infringe, dilute, misappropriate or otherwise violate the Proprietary Rights of any third party, and no claim is pending or has been made, notice given, or dispute arisen to that effect. To Company's knowledge, no third party is infringing or misappropriating any Proprietary Rights of Company.

                  4.11.10 Except as set forth on Schedule 4.11.10, Company owns all right, title and interest in and to all of the Owned Intellectual Property, all such Owned Intellectual Property is valid, in full force, and free and clear of all Liens other than Permitted Liens, and neither the Owned Intellectual Property nor any Company Products are the subject of any cancellation or reexamination proceeding or any other proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Company or affects the validity, use or enforceability of the Owned Intellectual Property and/or Company Products; provided that the foregoing language of this Section 4.11.10 will not be deemed to be a warranty with respect to the existence or non-existence of prior art relating to any patent application, or a warranty of noninfringement of any work of authorship, trademark, service mark, trade dress, or trade secret used or created prior to Company's Proprietary Rights in the Owned Intellectual Property or Company Products, regardless of whether such Proprietary Rights are Registered Owned Proprietary Rights, or not, and provided that the foregoing language of this Section 4.11.10 will not be deemed to be a warranty with respect to any office action issued by a government agency relating to any of the Registered Owned Intellectual Property. Company is the applicant of record in all Registered Owned Proprietary Rights indicated in Schedule 4.11.1, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application in the United States, Canada or Great Britain, provided that the foregoing will not be deemed to be a warranty with respect to the existence or non-existence of prior art relating to any patent application. Each item of Registered Owned Proprietary Rights is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting; provided that the foregoing will not be deemed to be a warranty with respect to the existence or non-existence of prior art relating to any patent application, or a warranty of noninfringement of any work of authorship, trademark, service mark, trade dress, or trade secret used or created prior to Company's Proprietary Rights in the Registered Owned Proprietary Rights, regardless of whether such Proprietary Rights are Registered Owned Proprietary Rights, or not. Other than as listed in Schedule 4.11.10, there are no actions that must be taken by Company within 120 days of the date of this Agreement, including without limitation the payment of any fees or responses to any office actions, for the purposes of obtaining, maintaining, preserving or renewing any Registered Owned Proprietary Rights. Other than as disclosed in patent applications, there is no prior art that Company has actual knowledge of that is material to any of Company's Patents.

                  4.11.11 Company has the right to use, pursuant to valid licenses, all Software development tools, library functions, compilers and all other third-party Software that are used in or necessary to the conduct of the Company's business as currently conducted or that are required to create, modify, compile, operate or support any Software or is incorporated into any of the Company Products. Except as set forth on Schedule 4.11.11, without limiting the foregoing, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, is incorporated into any Company Product or any Owned Intellectual Property.

                  4.11.12 Except as set forth on Schedule 4.11.12, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property, in such a manner that would affect Company's exclusive ownership of the Owned Intellectual Property. No current or former employee, agent, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has, to Company's knowledge, performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, agent, consultant or independent contractor was also performing services for Company, in such a manner that would affect Company's exclusive ownership of the Owned Intellectual Property.

                  4.11.13 The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Contracts relating to Intellectual Property to which Company is a party. Following the Closing, SCT and/or any of its Affiliates will be permitted to exercise all of Company's rights under such Contracts to the same extent Company would have been able had the Transactions not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

                  4.11.14 Neither this Agreement nor the Transactions will result in (a) SCT or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, including without limitation the release of any source code from any escrow, or (b) SCT or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its current and future businesses.

                  4.11.15 To Company's knowledge, no (a) Company Product, (b) material published or distributed by Company, or (c) conduct or statement of Company, constitutes a defamatory statement or, to the knowledge of Company, false advertising, or otherwise violates any Law.

                  4.11.16 Company has not disclosed, or allowed to be disclosed, verbally or in writing, any Confidential Information of Company to any Person other than a Person having a written obligation to Company to hold the Confidential Information in strict confidence and use the Confidential Information only for the benefit of Company.

                  4.11.17 Schedule 4.11.17 contains a complete and accurate list of (a) all Contracts relating to the Company Intellectual Property pursuant to which Company has a present or continuing obligation to make any payments, including without limitation royalty payments, to any third party, and (b) with respect to the foregoing Contracts, the specific present or continuing obligation to make payments to the third party, including, without limitation, the specific royalty fees and payment schedules.

                  4.11.18 Company has no present or future commitments to incorporate any functionality or enhancement (including, without limitation, corrections, fixes, resolutions, patches, avoidance procedures, work-arounds or the like to alleged defects or errors) into any standard general release version of the Company Products.

                  4.11.19 Each and all of the Company Products (including Software, products and service offerings currently under development): (a) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates; and (b) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

         4.12 Accounts Receivable. Schedule 4.12 sets forth a list of all accounts receivable as of September 20, 2002. All Accounts Receivable of Company as set forth on Schedule 4.12, (a) are valid receivables and have arisen only in the ordinary course of business for goods sold and delivered or services performed and (b) to Company's knowledge, are collectible in full as of the date of this Agreement at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor, (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but, except as indicated in Annex 4.12 to the Disclosure Schedule (and then only with respect to the unbilled items disclosed therein), in no event later than 180 days after the Closing Date; provided that the representation in clause (b) hereof shall not be deemed to be breached to the extent any party owing an Account Receivable fails to pay such Account Receivable as a result of the announcement or pendency of the Transactions or the consummation of the Merger.

         4.13 Intentionally Omitted.

         4.14 Title to Assets. Company has good and valid title to, or, in the case of leased properties and Assets, valid leasehold interests in, all of its tangible Assets, including the tangible assets and properties set forth on the Interim Financial Statements (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except Permitted Liens and Liens reflected in the balance sheet set forth in the Interim Financial Statements.

         4.15 Condition of Assets. The material equipment which are part of the Assets (i) are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of business, (ii) conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Company's business and
(iii) are adequate for the operation of the Company's business as currently conducted.

         4.16 Real Property. All real property (including, all interests in and rights to real property) and improvements located thereon which are leased by Company as of the date of this Agreement are listed on Schedule 4.16 (individually, a "Lease" and collectively, the "Leases"). Company has no ownership interests of any kind in, or rights to, any real property or improvements, as of the date of this Agreement except solely for leasehold interests in the real property and improvements listed on Schedule 4.16 pursuant to the leases described on Schedule 4.16. Each of the Leases is in full force and effect in accordance with its respective terms and Company is the holder of the lessee's or tenant's interest thereunder. To the knowledge of Company, (i) there exists no default under any Lease and (ii) no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default. Company has not received any written notice from a third party that it has not complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Leases. Company has paid all rents and other charges to the extent due and payable under the Leases. There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than Company any right to the possession, use, occupancy or enjoyment of any real property leased by Company or any portion thereof.

         4.17 Contracts.

                  4.17.1 Schedule 4.17.1 lists Company's top 20 Customer Contracts as of the date of this Agreement, ranked by contract value.

                  4.17.2 Schedule 4.17.2 sets forth, as of the date of this Agreement, all leases of personal property providing for annual rentals in excess of $50,000.

                  4.17.3 Except as disclosed on Schedule 4.17.3, as of the date of this Agreement Company is not a party to any:

                           (a) Contract with any present employee, consultant or
independent contractor or any former employee;

                           (b) Contract (other than a Customer Contract) for the
future purchase of, or payment for, supplies, products, Intellectual Property or services or the use thereof providing for annual payments in excess of $50,000;

                           (c) Contract (other than a Customer Contract) to sell
or supply products or to perform services providing for annual payments in excess of $50,000, other than any Contract for consulting services entered into with a customer in the ordinary course of business;

                           (d) representative or sales agency Contract;

                           (e) Contract limiting or restraining it from engaging
or competing in any lines of business with any Person;

                           (f) franchise, distributorship, co-development, joint
marketing, value-added reseller, alliance or other similar agreement providing for annual payments in excess of $50,000;

                           (g) material Contract (as such term is defined in
item 10 of Rule 601 of Regulation S-K under the Securities Act of 1933, as amended) not otherwise disclosed herein.

                  4.17.4 Except as set forth on Schedule 4.17.4, as of the date of this Agreement, Company is not a party to any Contract to which license fees or any other fees owed after the date hereof to Company are subject to most favored nations or customer pricing.

                  4.17.5 Except as set forth on Schedule 4.17.5, as of the date of this Agreement, none of the Contracts listed on Schedule 4.17.1 hereof contain provisions through which price increases in annual recurring fees owed after the date hereof to Company are limited in any material respect.

                  4.17.6 Except as set forth on Schedule 4.17.6, as of the date of this Agreement, Company is not a party to any Customer Contract to which any party other than Company has after the date hereof an express right of refund of license or other fees or an express right of liquidated damages.

                  4.17.7 Except as set forth on Schedule 4.17.7, as of the date of this Agreement, none of the Contracts listed on Schedule 4.17.1 hereof contain provisions through which Company has an obligation after the date hereof to provide fixes, corrections or resolutions to alleged defects or errors in the Company Products within specified time periods.

                  4.17.8 Except as set forth on Schedule 4.17.8(a), as of the date of this Agreement, Company is not a party to any Contracts in which the Company Products or Company services are subject to acceptance testing or other acceptance criteria after the date hereof. Except as set forth on Schedule 4.17.8(b), all of the Contracts set forth on Schedule 4.17.8(a) have been deemed accepted and Company has fully performed all of its obligations relating to acceptance.

                  4.17.9 All of the Contracts listed in Schedules 4.17.1 through
4.17.8 are valid, binding and enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity). Company has fulfilled, and has taken all action, on or prior to the date of this Agreement, consistent with Company's past practices, which Company would typically take in the ordinary course of business to enable it to fulfill when due, all of its material obligations under each of such Contracts. Company and, to Company's knowledge, all other parties to such Contracts have materially complied with the provisions of each such Contract. Neither Company nor, to Company's knowledge, any other party to any such Contract is in material Default thereunder and no written notice of any claim of material Default has been given to, or by, Company. To Company's knowledge, no customer has taken any action permitted to be taken under any such Contract that would be reasonably likely to prevent Company from receiving payment for services rendered under any such Contract after the completion of the Transactions. With respect to any of such Contracts that are leases, Company has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

         4.18 Employees/Independent Contractors.

                  4.18.1 Schedule 4.18.1 sets forth the names of each of the employees of Company as of the date hereof (each an "Employee" and collectively, the "Employees"), together with the following information for each of the
Employees: current annual salary rates or current hourly wages, position, site of employment, date of the last salary increase, date of commencement of employment and a summary of salary, bonuses and other compensation, if any, paid or payable for or in respect of that portion of the 2002 calendar year ending on August 31, 2002. Each of the Employees is employed by Company on an at-will basis, and Company has no Contract with any of the Employees, except as set forth on Schedule 4.18.1.

                  4.18.2 Schedule 4.18.2 sets forth the names of each independent contractor retained by Company as of the date hereof and the current rate of compensation paid to each such independent contractor. Schedule 4.18.2 specifies the site at which each such independent contractor performs services. All such independent contractors have in the past and continue to be legally treated as non-employees for all federal, state, local and foreign tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any governmental authority, or by any tribunal or commission, that any such independent contractor (or any other independent contractor who has previously rendered services to Company) constitutes an employee of Company.

         4.19 Licenses. Schedule 4.19 sets forth a complete list of all Licenses used in the operation of Company's business or otherwise held by Company. Company owns, possesses or lawfully uses in the operation of its business all Licenses which are necessary to conduct the business as now conducted or to the ownership of the Assets, free and clear of all Liens except Permitted Liens, except where the failure to own, possess or use any such License would not have a Material Adverse Effect. Company is not in Default, nor has it received any notice of, nor is Company aware of, any claim of Default, with respect to any such License. Except as otherwise governed by Law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. To Company's knowledge, no present Stockholder, director, officer or employee of Company, any Affiliates of any of them, owns or has any proprietary, financial or other material interest (direct or indirect) in any License which Company owns, possesses or uses. Nothing in this Section 4.19 constitutes a warranty regarding Intellectual Property, Proprietary Rights, Company Intellectual Property, Owned Intellectual Property or Registered Owned Intellectual Property.

         4.20 Compliance with Law and Court Orders. Company is not in violation of any Law or Court Order, and the Assets have not been used or operated by Company or any other Person in violation of any Law or Court Order. All Court Orders to which Company is a party or subject are listed on Schedule 4.20. Company has made all filings or notifications required to be made by it under any Laws applicable to Company. Company and to the knowledge of Company, no officer, employee or agent of, or any consultant to Company (a) has used any corporate funds of Company to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the business.

         4.21 Claims. Except as disclosed on Schedule 4.21: (a) there is no Litigation pending or, to the Company's knowledge, threatened against Company;
(b) there is no material dispute pending or threatened in writing between Company and any of its suppliers; (c) no claim has been asserted that would be reasonably likely to result in Litigation against Company; and (d) Company does not know of any event that has occurred that would be reasonably likely to result in Litigation having a Material Adverse Effect. All pending or, to Company's knowledge, threatened Litigation is fully covered by insurance except to the extent described in Schedule 4.21.

         4.22 Insurance. Schedule 4.22 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Company as of the date of this Agreement, copies of which have been made available to SCT. All such policies are in full force and effect and Company has not committed any material Default thereunder. No written notice of cancellation or non-renewal has been received by Company with respect to any of such policies.

         4.23 Labor Matters.

                  4.23.1 Company does not have, never has had nor is negotiating any collective bargaining agreements, labor contracts, letters of understanding or any other Contract with any labor union or other representative of employees. There has been no labor union organizing activities or any other work protected concerted activities against Company. There have been no strikes, slowdowns, picketing or work stoppages by any union or other group of employees against Company, nor have there been any unfair labor practice charges or complaints, grievances, administrative, arbitration or court proceedings or orders between Company and any present or former employees of Company. No secondary boycott with respect to Company's products, lockout by Company of any of its employees or other labor trouble, occurrence, event or condition of a similar character, has occurred or been threatened.

                  4.23.2 To the knowledge of Company, no claim or charge has been made or filed by any person, nor has Company received notice reflecting an intention to make any claim or charge, under any Law relating to employees or employment practices. Company has not received notice of the intent of any federal, state, local or foreign governmental authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Company and no such investigation is in progress, has occurred in the past or, to Company's knowledge, is threatened.

                  4.23.3 Company has complied and is in material compliance with all Laws relating to wages, hours, compensation and overtime compensation, benefits, discrimination in employment, immigration, unemployment insurance, workers' compensation insurance and labor relations, and Company is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing.

                  4.23.4 Company has never taken and is not taking any action that would require any compliance under the Worker Adjustment and Retraining Notification Act or similar state or local law ("WARN"). If applicable, Company shall comply with its obligations under WARN and make the appropriate notifications thereunder.

         4.24 Employee Benefit Plans.

                  4.24.1 Attached hereto as Schedule 4.24 is a list of each "employee benefit plan", each "employee welfare benefit plan", each "employee pension benefit plan", each "multiemployer plan" and each "multiple employer welfare arrangement" (as defined in Sections 3(3), 3(1), 3(2), 3(37) and 3(40), respectively, of ERISA) and each other plan, program, contract, agreement or other arrangement providing for compensation, bonuses, deferred compensation, incentive compensation, stock awards or other equity-based incentive awards, severance or termination pay, hospitalization or other medical, life, disability or other insurance benefits, supplemental unemployment benefits, profit-sharing, savings, pension, or retirement benefits, including each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be sponsored, maintained, or contributed to at any time (whether presently, in any time in the past or in the future) by Company or any ERISA Affiliate (including, any such plan or arrangement created by any agreements, including any employment agreements and any other agreements containing "golden parachute" provisions disclosed in Schedule 4.17.4), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 4.24 specifically identifies each Plan that constitutes an "employee pension plan" or "employee welfare benefit plan" (within the meaning of Section 3(2) or 3(1) of ERISA, respectively) that has been terminated.

                  4.24.2 Company has no liability with respect to any benefit plans or arrangements other than pursuant to the Plans. All Plans are in material compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been administered, operated and managed in accordance with their governing documents.

                  4.24.3 The Plans specifically identified on Schedule 4.24 as "Qualified Plans" are the only Plans that are intended to meet the requirements of Section 401(a) of the Code or constitute "employee pension plans" as that term is defined in Section 3(2) of ERISA (a "Qualified Plan"). Each of the Qualified Plans have been determined by the Internal Revenue Service to meet in form and operation and currently meets in form and operation the requirements of
Section 401(a) of the Code. Company has provided or made available copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Plan and most recent trustee or custodian report. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Tax Returns) have been timely filed and/or distributed.

                  4.24.4 Neither Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust is subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

                  4.24.5 Neither Company nor any ERISA Affiliate, has ever maintained, sponsored, contributed to or otherwise been or at any time will be (including, without limitation, at Closing) obligated or required to make contributions to any plan subject to Title IV of ERISA of Section 412 of the Code.

                  4.24.6 Company has no plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan (except to the extent required by Law or to conform any such Plan to the requirements of any applicable Law). All Plans may be amended or terminated without penalty by Company at any time on or after the Closing.

                  4.24.7 To the knowledge of Company, all persons classified by Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; Company has fully and accurately reported compensation of such persons on IRS Forms 1099 when required to do so; and Company has no obligations to provide benefits with respect to such persons under Plans or otherwise. Company does not receive and has never received any services from any "leased employees" as defined in Section 414(n) of the Code.

                  4.24.8 Except as set forth on Schedule 4.24:

                           (a) there have been no terminations, partial
terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the Internal Revenue Service;

                           (b) with respect to Plans which qualify as "group
health plans" under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, Company has materially complied (and on the Closing Date will have complied) with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable Laws; to Company's knowledge, Company does not have any direct or indirect liability or is (and will be) subject to any loss, assessment, excise tax, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company, at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company with respect to such group health plans;

                           (c) No Plan provides benefits, including without
limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of Company or any ERISA Affiliate beyond their retirement or other termination of service other than:
(A) coverage mandated by Law or (B) death or retirement benefits under a Plan qualified under Section 401(a) of the Code.

                           (d) Company is not now nor within the past five years
has it been a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

                           (e) Company has not incurred any liability for
excise, income or other Tax or penalty with respect to any Plan and there is no pending or, to the knowledge of Company, threatened Litigation, audit, investigation, or disputed claim, settlement or adjudication with respect to any Plan, or (other than routine claims for benefits) with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such);

                           (f) each Plan under which Company has exercised or
will exercise discretion necessary or appropriate to effect the Transactions validly provides Company with the necessary discretion, and Company has validly taken all such discretionary actions necessary under each Plan to allow for the completion of the Transactions, or will validly take such action prior to Closing;

                           (g) no Plan contains any provision or is subject to
any law that would prohibit the Transactions or that would give rise to any vesting or acceleration of benefits, severance, termination, or other payments or liabilities as a result of the Transactions, and no amounts payable or benefits provided under the Plans or any other agreement or arrangement with respect to which SCT, Acquisition Sub, Company or any ERISA Affiliate may have any liability could give rise to the payment of any amount that would fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

                           (h) Company has paid all amounts that it is required
to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans and as required in accordance with GAAP; the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof; and

         4.25 Transactions with Affiliates. Except as disclosed in Schedule
4.17.3 or Schedule 4.25, no Affiliate of Company has: (a) borrowed money or loaned money to Company which remains outstanding or (b) any contractual arrangements with Company involving future payments to or by Company exceeding Fifty Thousand Dollars ($50,000) in the aggregate.

         4.26 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.26, since the Balance Sheet Date through the date of this Agreement, Company has conducted its business in the ordinary course and there has not been with respect to its business:

                  4.26.1 any change that has had or would be reasonably expected to have a Material Adverse Effect;

                  4.26.2 any increase in the compensation payable or to become payable to any director, employee or consultant, except for increases for such directors, employees or consultants made in the ordinary course of business;

                  4.26.3 any other change in any employment or consulting arrangement, except for such changes made in the ordinary course of business;

                  4.26.4 any sale, assignment or transfer of any material Assets, other than those made in the ordinary course of business;

                  4.26.5 other than in the ordinary course of business, any waiver or release of any material claim or right or cancellation of any material debt held;

                  4.26.6 any distributions or payments to any Affiliate of Company;

                  4.26.7 any capital expenditure involving in any individual case more than Twenty Thousand Dollars ($20,000);

                  4.26.8 declaration or payment of any dividend or other distribution on its capital stock; or

                  4.26.9 any incurrence of any debts for money borrowed in any individual case more than Twenty Thousand Dollars ($20,000), other than in the ordinary course of business.

         4.27 Environmental Matters. Except as disclosed on Schedule 4.27 hereto, (i) no release of Hazardous Materials (as defined in this Section 4.27) has occurred at or from any property during the period it was owned or leased by Company or, to the knowledge of Company at any other time as would be reasonably likely to create cleanup, remediation or reporting obligations or liability under any Environmental Law or Environmental Permit on the part of Company, or to otherwise result in an Environmental Claim against the Company or a Material Adverse Effect, (ii) there are no past, pending, or, to the knowledge of Company, threatened Environmental Claims (as defined in this Section 4.27) against Company, (iii) there are no underground storage tanks owned by Company, or, to the knowledge of Company, located at any facility owned or operated by Company, (iv) Company has not received a request under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by Company, (including any off-site location); (v) to the knowledge of Company, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by Company, (vi) to the knowledge of Company, none of the properties owned, operated, leased or otherwise used by Company are listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq.) ("CERCLA"), the CERCLA Information System, or any comparable state or local environmental database, (vii) to the knowledge of Company, there is no liability or obligation under any Environmental Law or Environmental Permit with respect to the cleanup or investigation at any facility or real property leased by the Company (whether on-site or off-site) resulting from the presence, disposal or treatment (with a transporter or otherwise) of Hazardous Material caused by Company, or to the knowledge of Company, by any other party, and (viii) to the knowledge of Company, there is no further remediation or other corrective action required with respect to the Company's facility located at 90 South 400 West, Suite 500 Salt Lake City, Utah ("Salt Lake Facility") that would result in liability to Company or adversely impact, in any manner, Company's occupancy or use of the property. As used in this Agreement:

                           (a) "Environmental Claims" means any and all
administrative or judicial actions, suits, orders, claims, liens, notices of claims, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of Company or any facility or property at which Company disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation the employees of Company seeking damages for exposure to Hazardous Materials;

                           (b) "Environmental Laws" means all federal, state and
local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment, natural resources or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials (including, without limitation, safety and health issues arising to of such activities), and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials, all as amended as of the date of this Agreement;

                           (c) "Environmental Permit" means all permits,
licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

                           (d) "Hazardous Material" means any hazardous, toxic
or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local governmental authority or the United States of America, including without limitation any material or substance that is: (A) defined as a "hazardous substance", "regulated substance" or "solid waste" under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos,
(D) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 et seq. (33 U.S.C.ss.1321), (E) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq. (42 U.S.C. ss.6903), (F) defined as a "hazardous substance" pursuant to Section 101 of the CERCLA, (G) defined as a "regulated substance" pursuant to Section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq. (42 U.S.C.ss.6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq., the Clean Air Act, as amended, 42 U.S.C.ss.7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.ss.136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C.ss.11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C.ss.300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C.ss.651 et seq.

         4.28 Additional Information. Schedule 4.28 contains accurate lists and summary descriptions of the following as of the date of this Agreement:

                           (a) the names of all present officers and directors
of Company; and

                           (b) the names and addresses of every bank and other
financial institution in which Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

         4.29 Corporate Records. The minute book of Company (the "Company Minute Book") is current and contains correct and complete copies of all Charter Documents of Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors and all committees thereof, and the records of Company are current, correct and complete and reflect the issuance of all of the securities of Company to the Stockholders.

         4.30 Broker's or Finder's Fee. Except for Thomas Weisel Partners LLC, no agent, broker, person or firm acting on behalf of Company or, to the knowledge of Company, one or more of the Stockholders is, or will be, entitled to any commission or broker's or finder's fees from Company in connection with this Agreement or any of the Transactions.

         4.31 Relationship With Customers. Company has used its commercially reasonable efforts to maintain good working relationships with its customers. Company's customer Contracts and customer relationships which have been terminated or cancelled during the past year are set forth and described on
Schedule 4.31. Schedule 4.31 also contains lists of the names of each of the fifty (50) customers who, in the aggregate for (a) the fiscal year ended in 2001 and (b) for the period ending August 31, 2002, were the largest dollar volume customers of Company, indicating the dollar amount of sales to each such customer. As of the date of this Agreement, none of such customers has terminated or indicated in writing an intention to terminate any Contract with Company, or all or a material part of the purchases of goods or services from Company. Company has not received notice of any material complaint by any of such customers, and Company knows of no reasonable basis for any complaint by any of such customers likely to result in a Material Adverse Effect.

         4.32 Product or Service Liability. There is no action, suit, proceeding, inquiry or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Company's knowledge, threatened against or involving Company relating to any services performed by Company and alleged to have been defective or improperly rendered, or any products or software delivered or sold by Company which are alleged to be defective or not in compliance with contractual requirements.

         4.33 Product and Service Warranties. During Company's 2001 and 2002 fiscal years (provided that, to the extent that this representation applies to the 2002 fiscal year, it shall only apply to the period from the start of the 2002 fiscal year through the Effective Time), no claims for breach of product or service warranties or guarantees to customers have been received by Company which were not, or will not be, fully satisfied by the replacement of the allegedly defective or damaged products by Company.

         4.34 Company Board of Directors Approval and Recommendation; State Takeover Statutes. The Company Board of Directors, at a meeting duly called and held, has (i) approved and adopted this Agreement, the Merger and the Transactions in accordance with the DGCL and Company's Charter Documents, (ii) determined that this Agreement, the Merger and the Transactions are fair to and in the best interests of the stockholders of Company, (iii) determined that the Final Merger Consideration is fair to and in the best interests of the Stockholders, and (iv) resolved to recommend that the Stockholders approve and adopt this Agreement (not including the exhibits and schedules hereto) and the Merger. The Company Board of Directors has approved this Agreement, the Merger and the Transactions, and such approval is sufficient to render inapplicable to the Merger and the Transactions the restrictions contained in Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to the Merger and the Transactions. No other state or federal takeover statute or similar statute or regulation applies or purports to apply to the Agreement, the Merger or the Transactions.

5. Representations and Warranties of SCT. SCT and Acquisition Sub, jointly and severally, hereby represent and warrant to Company as follows:

         5.1 Organization and Standing. Each of SCT and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.

         5.2 Authority and Binding Effect. Each of SCT and Acquisition Sub has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by SCT and Acquisition Sub has been duly authorized by all necessary corporation action. This Agreement constitutes the legal, valid and binding obligation of SCT and Acquisition Sub, enforceable against each in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

         5.3 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by SCT and Acquisition Sub nor the consummation of the Transactions will contravene or violate any Law or Court Order which is applicable to SCT or Acquisition Sub, or the Charter Documents of SCT or Acquisition Sub, will result in a Default under, or require the consent or approval of any party to, any Contract to which SCT or Acquisition Sub is a party or by which either of it is otherwise bound or (iii) require SCT or Acquisition Sub to obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

         5.4 Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of SCT or Acquisition Sub is, or will be, entitled to any commission or broker's or finder's fees from Company or any of its Stockholders or Affiliates in connection with this Agreement or any of the Transactions.

         5.5 Financing. SCT has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to complete the transactions contemplated by this Agreement and to pay all related fees and expenses pursuant to the Merger.

         5.6 Claims. There is no Litigation pending or, to SCT's knowledge, threatened against SCT or Acquisition Sub that would materially and adversely affect the ability of SCT or Acquisition Sub to perform its obligations under this Agreement or otherwise relates to the Merger.

         5.7 HSR. Preliminary Merger Consideration, plus the value of SCT's Company Common Stock (as determined by SCT consistent with 16 C.F.R. 801-10(c)(3)) held as of the date hereof, is less than $50 Million.

6. Pre-Closing Covenants.

         6.1 Access. From the date of this Agreement to the Closing Date, Company shall give SCT and its counsel, accountants and other representatives reasonable access to Company's premises , personnel, counsel, accounts and other representatives of Company during Company's normal business hours and furnish to SCT and such representatives all such additional documents and information with respect to the business as SCT may from time to time reasonably request. Company agrees that no investigation by SCT or its representatives shall affect or limit the scope of the representations and warranties of Company herein or limit the liability of Company for any breach of such representations and warranties.

         6.2 No Solicitation, Etc. Prior to the Closing:

                  6.2.1 Company agrees that neither it nor any of its officers, directors and Representatives shall, and that it shall use its reasonable commercial efforts to cause its employees and other agents not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any liquidation, dissolution, recapitalization, merger, consolidation or acquisition of or purchase of all or substantially all of the assets of, or any material equity interest in, Company or any other similar transaction or business combination (each, other than the transactions contemplated hereby, an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself or a breach of this Agreement, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 6.2.1, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Company shall cease immediately and cause to be terminated all contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify SCT of each such termination. Notwithstanding the immediately preceding sentence, if an unsolicited Acquisition Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Acquisition Proposal, shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company, excluding any directors affiliated with SCT (the "Independent Board"), believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable to the Stockholders from a financial point of view than the transaction contemplated by the Agreement (any such materially more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Independent Board determines in good faith after consultation with outside legal counsel that it is necessary for the Independent Board to comply with its fiduciary duties to stockholders under applicable law, (i) Company and its officers, directors, employees, agents and Representatives may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of the Independent Board, (ii) the Independent Board may consider, negotiate, approve, recommend to the Stockholders or enter into an agreement in respect of such Superior Proposal and (iii) such actions shall not be considered a breach of this Section 6.2 or any other provisions of this Agreement (but will be subject to the provisions of Section 3.3.1(f) hereof). Company shall cause its Representatives to comply with each of the covenants contained in this Section 6.2;

                  6.2.2 Should the Company receive any proposal, inquiry or contact about any of the other activities referred to in Section 6.2.1 hereof, Company shall by the close of the next Business Day give written notice thereof to SCT and also shall promptly provide SCT with such information regarding such proposal, inquiry or contact as SCT may request; and

                  6.2.3 Company shall not accept, approve, recommend to the Stockholders or enter into any agreement in respect of an Acquisition Proposal (an "Acquisition Proposal Acceptance") (other than a confidentiality agreement) on the basis that it would constitute a Superior Proposal unless (i) it has provided SCT with a copy of the Acquisition Proposal document which the Independent Board has determined would be a Superior Proposal, and (ii) five Business Days shall have elapsed from the later of the date SCT received notice of Company's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date SCT received a copy of the Acquisition Proposal. During such five Business Day period, Company acknowledges that SCT shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement. The Independent Board will review any offer by SCT to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether SCT's offer upon acceptance by Company would result in the Acquisition Proposal not being a Superior Proposal. If the Independent Board so determines, it will enter into an amended agreement with SCT reflecting SCT's amended proposal. If the Independent Board continues to believe, in good faith and after consultation with financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal, it may reject SCT's amended proposal.

         6.3 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement or as otherwise consented to in writing by SCT, which consent will not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, Company agrees that Company will:

                  6.3.1 conduct Company's business only in the ordinary course;

                  6.3.2 use its reasonable commercial efforts to preserve intact the current business organization of Company, keep available the services of the current officers and employees of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Company;

                  6.3.3 use its reasonable commercial efforts to obtain in writing as promptly as possible all Required Consents;

                  6.3.4 (a) comply in all material respects with all applicable Laws, (b) pay the debts of Company when due and use usual and customary collection practices with respect to its receivables, (c) maintain its corporate existence in good standing in the jurisdictions of its incorporation and its due qualification in good standing in all jurisdictions in which it is so qualified and (d) maintain all of its books and records in the usual, regular and ordinary manner on a basis consistent with past practices;

                  6.3.5 not (a) make any change in its Charter Documents or its authorized, issued or outstanding capital stock, (b) grant any options or other rights to acquire, whether directly or contingently, any of its capital stock,
(c) declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its shares of capital stock; or (d) sell, rent, lease or otherwise dispose of a portion of its tangible Assets, except in the ordinary course of business;

                  6.3.6 except in the ordinary course of business, not (a) incur any indebtedness for money borrowed, (b) make any capital expenditures or commitments for capital expenditures in excess of Twenty Thousand Dollars ($20,000) in the aggregate, (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (d) create or suffer to exist any new Liens (other than Permitted Liens), (e) enter into or amend any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees, (f) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto, (g) make any distribution or payment to any Affiliate of Company, or (h) waive or release any material claim or right of cancellation of any material debt held by Company;

                  6.3.7 at its own expense, maintain (a) all of the properties used in the Company's business in good operating condition and repair, ordinary wear and tear excepted and (b) all insurance covering Company's business, employees and Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof;

                  6.3.8 confer with SCT concerning operational matters of a material nature;

                  6.3.9 not (a) make or change any material Tax election; (b) settle or compromise any material federal, local or foreign income Tax Liability; (c) enter into any Tax sharing, allocation, compensation or like arrangement; (d) request any Tax ruling; or (e) change any accounting method or period;

                  6.3.10 use its commercially reasonable efforts to obtain the requisite approval of this Agreement (other than the schedules and exhibits hereto) and the Merger by the Stockholders;

                  6.3.11 not enter, other than in the ordinary course of business, into any Contract which, had such Contract been entered into prior to the date hereof, would have had to be disclosed pursuant to Section 4.17 hereof;

                  6.3.12 not take any action that will have or is reasonably likely to have a Material Adverse Effect.

         6.4 Update of Schedules. Prior to the Closing, Company shall promptly disclose to SCT in writing (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Company contained in this Agreement to be untrue or inaccurate in any material respect at the Closing such that the conditions set forth in
Section 9.3 would reasonably not be satisfied by the End Date. Such disclosure shall not limit or affect any of SCT's rights hereunder for or with respect to any misrepresentation or breach of warranty by Company or Company's failure to fulfill any covenant, agreement or condition contained in this Agreement.

         6.5 Telephone Service and Internet Access. Company agrees to take such actions prior to the Closing as shall be necessary in order for all telephone numbers and Internet websites, e-mail addresses and other electronic communication systems, currently used in connection with the Company's business to remain in operation for continued use by the Surviving Company following the Closing.

         6.6 Benefit Plans. Between the date hereof and the Closing Date, Company shall maintain in full force and effect the Plans as they pertain to Company's employees or former employees and, in connection therewith:

                  6.6.1 Plan Changes. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, Company shall not adopt, terminate, amend, extend, or otherwise change any Plans without the prior written consent of SCT, and Company shall give SCT prior written notice of Company's intention to take any such action required by law or necessary to continue the qualified status of any Plans as they pertain to Company's employees or former employees.

                  6.6.2 Contributions and Payments. Company shall not make, cause to be made, or agree to make any contribution, award, or payment under any Plans as they pertain to Company's employees or former employees, except in the ordinary course of business or at the time and to the extent required by the written terms thereof, without the prior written consent of SCT.

                  6.6.3 Termination of Plans. At the request of SCT, Company shall take all actions necessary to fully and finally terminate the Plans effective as of the Closing Date or such other date as shall be specified by SCT.

         6.7 Consents, Further Assurances. Consistent with the terms and conditions hereof, each party hereto will use its reasonable commercial efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the Merger, or as the other party hereto may reasonably request in order to carry out this Agreement and the Transactions. SCT, Acquisition Sub and Company shall use their reasonable commercial efforts and will cooperate with each other to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions. SCT will, in its capacity as a Stockholder, vote in favor to approve this Agreement, the Merger and any payments subject to stockholder approval described in Section 8, which stockholder approval shall be given by SCT in the manner and within the reasonable time restrictions requested by Company (and in any event prior to the Effective Time).

7. Post-Closing Covenants.

         7.1 Benefit Plans. All employees of Company shall be given credit under SCT's benefit plans, programs and policies (excluding any equity based programs) for all employment service prior to the Closing Date, for purposes of eligibility and vesting. SCT shall arrange for each participant in the Plans to participate in any similar plans of the SCT on terms no less favorable than those offered to employees of SCT. SCT shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to all employees of the Company (and their eligible dependents) and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any plans in which they are eligible to participate immediately following the Effective Time.

         7.2 Indemnification.

                  7.2.1 From and after the Effective Time, for a period of six
(6) years thereafter, SCT will cause the Surviving Corporation to fulfill and honor in all material respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and its directors or officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and (ii) any indemnification provision under Company's certificate of incorporation and bylaws as in effect on the date hereof.

                  7.2.2 In the event Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, SCT will either guarantee or otherwise remain liable for the indemnification obligations referred to in this
Section 7.2 or will make or cause to be made proper provision so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

                  7.2.3 The provisions of this Section 7.2 shall survive consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

         7.3 Directors' and Officer's Insurance. Company shall purchase between the date of this Agreement and the Effective Time, and SCT following the Effective Time shall cause the Surviving Company to maintain, directors' and officers' liability insurance (which may be in the form of an extension of Company's existing policy) with respect to Company's officers and directors prior to the Effective Time with a limit of $3,000,000 for a period of two years following the Closing Date.

8. Employee Matters. As contemplated by Section 2.2.1 hereof, a portion of the Preliminary Merger Consideration equal to the Employment-Related Retention Amount shall be deducted from the Preliminary Merger Consideration in order to determine the Final Merger Consideration. Six Hundred Thousand Dollars ($600,000) of the Employment-Related Retention Amount (the "Severance Amount") shall be used by SCT to pay severance obligations of Company and the balance of the Employment-Related Retention Amount (the "Management Retention Bonus Amount") shall be used by SCT to pay amounts payable under Company's Management Retention Bonus Plan, a copy of which is attached hereto as Schedule 8 (the "Management Retention Bonus Plan"). Prior to the Closing Date, Company shall provide, to all stockholders of the Company that are entitled to vote, adequate disclosure, including all material facts, relating to the payment to any Person determined to be a disqualified individual under Code Section 280G(c) of any portion of the Severance Amount or the Management Retention Bonus Amount, which disclosure shall be in form and substance reasonably satisfactory to SCT, and Company shall use its commercially reasonable efforts to obtain stockholder approval of each portion of such payment that would cause the Person to have excess parachute payments under Code ss. 280(G)(b) absent such approval in a manner that complies with Proposed Treasury Regulation ss. 1.280G-1, Q&A-7. Any portion of such payment that would otherwise constitute an excess parachute payment that is not approved in a manner that complies with Proposed Treasury Regulation ss. 1.280G-1, Q&A-7 shall not be paid and will be forfeited. SCT or the Surviving Company shall pay, from the Severance Amount and the Management Retention Bonus Amount, any Employment and Withholding Taxes that it determines in its sole reasonable discretion are required to be paid, to the appropriate governmental authorities, with regard to the severance payments discussed in this Section, and SCT or the Surviving Company shall file or deliver any Tax Return required to be filed or delivered in respect thereof. SCT, Acquisition Sub or the Surviving Company shall have no obligation to pay any additional amounts to, or on behalf of, any person in respect of any Employment and Withholding Taxes. Following the Effective Time, SCT agrees to, and agrees to cause the Surviving Company to comply, in all material respects, with the Management Retention Bonus Plan and Company's severance obligations.

9. Conditions Precedent to Obligations of SCT and Acquisition Sub. All obligations of SCT and Acquisition Sub to consummate the Transactions are subject to the satisfaction (or waiver by SCT) prior thereto of each of the following conditions:

         9.1 Required Consents. Company shall have received the Required Consents in a form acceptable to SCT.

         9.2 Ancillary Documents. SCT shall have received from Company executed copies of the respective Transaction Documents to which Company is a party.

         9.3 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Company contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except, in either case (i) to the extent that the aggregate of all breaches thereof have not had and would not reasonably be expected to have a Closing Material Adverse Effect, (ii) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (iii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement or the Transaction Documents; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Company on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and SCT shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer of Company (acting solely in his capacity as Chief Executive Officer on behalf of Company, and not in an individual capacity) to the foregoing effects (the "Company CEO Certificate"). For purposes hereof, a "Closing Material Adverse Effect" means any change, event or effect that is materially adverse to the business operations, assets, liabilities, condition (financial or otherwise) and results of operation of Company, taken as a whole; provided, however, that changes, events or effects resulting from (A) the performance by Company of its obligations under this Agreement, or (B) any other action required or contemplated by this Agreement or (C) the announcement or pendency of the transactions contemplated by this Agreement, shall not be deemed by itself or themselves, to constitute a Closing Material Adverse Effect or taken into account in determining whether a Closing Material Adverse Effect has occurred.

         9.4 Company Secretary's Certificate. SCT shall have received a certificate dated as of the Closing Date and signed on behalf of Company by its Secretary (acting solely in his capacity as Secretary on behalf of Company, and not in an individual capacity) to the effect that (a)(i) the certified copy of Company's certificate of incorporation, certified by the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (ii) the by-laws of Company, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (iii) the resolutions of the Board of Directors, attached to such certificate, approving the execution and delivery of this Agreement and the consummation of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date and (iv) the resolutions of the Stockholders, attached to such certificate, approving the execution and delivery of this Agreement (not including the exhibits and schedules hereto) and the Merger, are true and correct and complete and are in full force and effect as of the Closing Date; (b) the officers of Company executing this Agreement and any of the other Transaction Documents are incumbent officers of Company and that the specimen signatures on such certificate or certificates are their genuine signatures; and (c) Company is presently existing and in good standing in the State of Delaware and in the State of Utah (the "Company Secretary's Certificate"). A certificate of good standing for each applicable jurisdiction for clause (c) above certified by the applicable governmental authority as of a date not more than ten (10) days prior to the Closing Date shall be attached to the Company Secretary's Certificate as an exhibit.

         9.5 Company Cash Certificate. SCT shall have received a certificate dated as of September 30, 2002, and signed on behalf of Company by its Chief Executive Officer (acting solely in his capacity as Chief Executive Officer on behalf of Company, and not in an individual capacity) certifying the amount of cash held by Company as of the Closing Date (the "Company Cash Certificate").

         9.6 Material Adverse Changes. Since August 31, 2002, there shall have been no Closing Material Adverse Effect, and there shall be no conditions existing or, to Company's knowledge, threatened, which would be reasonably expected to have a Closing Material Adverse Effect, and SCT shall have received a certificate signed by the Chief Executive Officer of Company (acting solely in his capacity as Chief Executive Officer on behalf of Company, and not in an individual capacity) to the foregoing effects (the "Material Adverse Change Certificate").

         9.7 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought against Company which (a) if decided adversely to Company substantially in accordance with such governmental authority's demand, might be reasonably expected to have a Closing Material Adverse Effect, or (b) seeks to restrain or questions the validity or legality of the Transactions.

         9.8 WSGR Legal Opinion. SCT shall have received a legal opinion of Wilson Sonsini Goodrich & Rosati ("WSGR"), counsel to Company, substantially in the form set forth on Exhibit B attached hereto (the "WSGR Legal Opinion").

         9.9 Stockholder Approval. This Agreement (not including the exhibits and schedules hereto) and the Merger shall have been approved by the required vote of the Stockholders pursuant to Company's charter documents and the DGCL.

         10. Conditions Precedent to Obligations of Company. All obligations of Company to consummate the Transactions are subject to the satisfaction (or waiver by Company) prior thereto of each of the following conditions:

         10.1 Stockholder Approval. This Agreement (not including the exhibits and schedules hereto) and the Merger shall have been approved by the required vote of the Stockholders pursuant to Company's charter documents and the DGCL.

         10.2 Ancillary Documents. Company shall have received from SCT, Acquisition Sub and the Surviving Company executed copies of the respective Transaction Documents to which SCT, Acquisition Sub and/or the Surviving Company are parties;

         10.3 SCT's Representations and Warranties; Performance of Obligations. All of the representations and warranties of SCT contained in this Agreement shall have been true, correct and complete when made on the date of this Agreement and shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except, in either case: (i) to the extent that the aggregate of all breaches thereof have not had and would not reasonably be expected to have a material adverse effect on SCT; (ii) to the extent such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and (iii) for the effect of any activities or transactions which may have taken place after the date of this Agreement which are contemplated by this Agreement or the Transaction Documents; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by SCT on or before the Closing Date shall have been duly complied with, performed or satisfied; and Company shall have received a certificate dated the Closing Date and signed by an appropriate officer of SCT to the foregoing effects (the "SCT Officer's Certificate");

         10.4 Acquisition Sub's Representations and Warranties; Performance of Obligations. All of the representations and warranties of Acquisition Sub contained in this Agreement shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Acquisition Sub on or before the Closing Date shall have been duly complied with, performed or satisfied; and Company shall have received a certificate dated the Closing Date and signed by an appropriate officer of Acquisition Sub to the foregoing effects (the "Acquisition Sub Officer's Certificate");

         10.5 SCT Secretary's Certificate. Company shall have received a certificate dated as of the Closing Date and signed on behalf of SCT by its Secretary or any Assistant Secretary to the effect that (a)(i) the certified copy of the certificate of incorporation of SCT, certified by the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (ii) the by-laws of SCT, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (iii) the resolutions of the Board of Directors of SCT, attached to such certificate approving the execution and delivery of this Agreement and the approval of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date;
(b) the officers of SCT executing this Agreement and any of the other Transaction Documents are incumbent officers of SCT and that the specimen signatures on such certificate or certificates are their genuine signatures; and
(c) SCT is presently existing and in good standing in the State of Delaware (the "SCT Secretary's Certificate"). A certificate of good standing issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date shall be attached to the SCT Secretary's Certificate as an exhibit;

         10.6 Acquisition Sub Secretary's Certificate. Company shall have received a certificate dated as of the Closing Date and signed on behalf of Acquisition Sub by its Secretary or any Assistant Secretary to the effect that
(a)(i) the certified copy of the certificate of incorporation of Acquisition Sub, certified by the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (ii) the bylaws of Acquisition Sub, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date and (iii) the resolutions of the board of directors and sole stockholder of Acquisition Sub, attached to such certificate approving the execution and delivery of this Agreement and the approval of the Transactions, are true and correct and complete and are in full force and effect as of the Closing Date; (b) the officers of Acquisition Sub executing this Agreement and any of the other Transaction Documents are incumbent officers of Acquisition Sub and that the specimen signatures on such certificate or certificates are their genuine signatures; and (c) Acquisition Sub is presently existing and in good standing in the State of Delaware (the "Acquisition Sub Secretary's Certificate"). A certificate of good standing issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date shall be attached to the Acquisition Sub Secretary's Certificate as an exhibit.

11. Indemnification.

         11.1 By the Stockholders. To the extent provided in this Section 11, from and after the Effective Time, the Stockholders who shall have received, or shall be entitled to receive, Final Merger Consideration pursuant to Section 2.6 agree, in proportion to their original contributions to the Escrow Amount, to indemnify, defend and hold SCT, Acquisition Sub and the Surviving Company, and each of SCT's, Acquisition Sub's and the Surviving Company's successors and assigns, and each of SCT's, Acquisition Sub's and the Surviving Company's officers, directors, managers, employees, stockholders, members, agents, Affiliates and any Person who controls SCT, Acquisition Sub or the Surviving Company within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified SCT Party") harmless from and against:

                  11.1.1 Notwithstanding any due diligence review by any Indemnified SCT Party or other knowledge by any Indemnified SCT Party, any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and reasonable disbursements of every kind, nature and description incurred by such Indemnified SCT Party in connection therewith), net of any benefits or proceeds of insurance (collectively, "Damages"), that such Indemnified SCT Party may sustain, suffer or incur and that result from or arise out of:

                           (a) any inaccuracy of any representation or warranty
of Company in this Agreement, the Transaction Documents, the Company CEO Certificate or the Company Cash Certificate.

                           (b) any failure by the Company to perform or comply
with any covenant or agreement applicable to it set forth in this Agreement;

                           (c) payments made by SCT, Acquisition Sub or the
Surviving Company in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Shares;

                           (d) payments made by SCT, Acquisition Sub or the
Surviving Company following the Effective Time in respect of, in the nature of, or which otherwise constitute Transaction Expenses to the extent such payments are in excess of the Expense Cap;

                           (e) any and all Taxes of Company or any Stockholder,
or any of their respective Affiliates (except for SCT and its subsidiaries and related companies), that accrued or that relate to a period ending on or prior to the Closing Date, including but not limited to (i) any Taxes imposed on Company, any Stockholder or any of their respective Affiliates (except for SCT and its subsidiaries and related companies), as a result of any of the Transactions, (ii) any Liability of Company or any of its Affiliates (except for SCT and its subsidiaries and related companies) under any Tax allocation, sharing indemnification (or similar arrangement, whether or not written, (iii) any Liability resulting from the termination of Company or any of its Affiliates (except for SCT and its subsidiaries and related companies) as a member of any consolidated, affiliated, combined, unitary or other similar Tax group, or (iv) any Taxes imposed on Company or any of its Affiliates (except for SCT and its subsidiaries and related companies) under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar Tax group for any taxable period commencing before the Closing Date (in each case except for (x) amounts reserved for or otherwise accrued (excluding reserves for deferred Taxes attributable to book-tax timing differences) on the Interim Financial Statements of Company or on Company's books and records or (y) matters listed on the Disclosure Schedule); and

                           (f) the matters disclosed on Schedule 11.1.1(f).

                  11.1.2 any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.1.

                  11.2 By SCT, Acquisition Sub and the Surviving Company. To the extent provided in this Section 11, SCT, Acquisition Sub and the Surviving Company shall, jointly and severally, indemnify, defend and hold the Stockholders, and each of their heirs, successors and assigns (each, an "Indemnified Company Party") harmless from and against:

                  11.2.1 any Damages that such Indemnified Company Party may sustain, suffer or incur and that result from, arise out of or relate to:

                           (a) any inaccuracy of any representation or warranty
of SCT or Acquisition Sub contained in this Agreement or any certificate or other writing delivered by or on behalf of SCT or Acquisition Sub in connection herewith; and

                           (b) any nonfulfillment of any covenant or agreement
of SCT, Acquisition Sub or the Surviving Company contained in this Agreement;
and

                  11.2.2 any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.2.2.

         11.3 Procedure for Claims.

                  11.3.1 An Indemnified SCT Party or an Indemnified Company Party that desires to seek indemnification under any part of this Section 11 (each, an "Indemnified Party") shall give notice (a "Claim Notice"), prior to the Expiration Date, (a) with respect to a claim by an Indemnified SCT Party, from SCT to the Stockholder's Representative on behalf of the Stockholders (the "Company Indemnitors") or (b) with respect to a claim by an Indemnified Company Party, from the Stockholder's Representative to SCT on behalf of SCT, Acquisition Sub and the Surviving Company (the "SCT Indemnitors") (each of the Company Indemnitors, on the one hand, and the SCT Indemnitors, on the other hand, an "Indemnitor") (any party delivering such a Claim Notice, a "Notifying Party"; and any party receiving such a Claim Notice, a "Receiving Party"). Such Claim Notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Notifying Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If a Notifying Party gives a Claim Notice for an Unliquidated Claim, the Notifying Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. With respect to any Claim Notice, the Receiving Party shall respond to any Notifying Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (a) the date that the Claim Notice is given and (b) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Receiving Party giving the Claim Response disputes the claim described in the Claim Notice. If a Receiving Party fails to give a Claim Response within the Response Period, such Receiving Party shall be deemed not to dispute the claim described in the related Claim Notice. If a Receiving Party elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of the Indemnitors represented by such Receiving Party.

                  11.3.2 If the SCT Indemnitors shall be obligated to indemnify an Indemnified Company Party hereunder, the SCT Indemnitors shall pay to such Indemnified Company Party within 30 days after the last day of the Response Period the amount to which such Indemnified Company Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Company Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from the SCT Indemnitors, but any dispute shall be resolved in accordance with Section 13.6 to the extent that it may be applicable. If the SCT Indemnitors fail to pay all or part of any indemnification obligation when due, then the SCT Indemnitors shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

                  11.3.3 If the Company Indemnitors shall be obligated to indemnify an Indemnified SCT Party hereunder, the amount to which such Indemnified SCT Party shall be entitled shall be paid from the Escrow Amount within 30 days after the last day of the Response Period, in accordance with the Escrow Agreement.

         11.4 Claims Period. Any claim for indemnification under this Section 11 shall be made by giving a Claim Notice under Section 11.3 on or before the Expiration Date, or the claim under this Section 11.4 shall be invalid. So long as a Notifying Party gives a Claim Notice for an Unliquidated Claim on or before the Expiration Date, such Notifying Party shall be entitled to pursue the rights to indemnification of the Indemnified Parties represented by such Notifying Party until such time as it gives the related Liquidated Claim Notice.

         11.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give prompt notice (an "Action Notice") of a third party's institution of such Action (a) with respect to an Action brought against an Indemnified SCT Party, from SCT to the Stockholder's Representative on behalf of the Company Indemnitors or (b) with respect to a claim by an Indemnified Company Party, from the Stockholder's Representative to SCT on behalf of the SCT Indemnitors (any party delivering such an Action Notice, an "Indemnified Party Representative"; and any party receiving such an Action Notice, an "Indemnitor Party Representative") . After such Action Notice, the Indemnitor Party Representative may participate in such Action or assume the defense thereof, with counsel satisfactory to the Indemnified Party Representative; provided, however, that each applicable Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor Party Representative shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the applicable Indemnified Party Representative (which consent shall not be unreasonably withheld or delayed). If an Indemnitor Party Representative does not elect to assume the defense of an Action, then (I) the Indemnified Party Representative shall assume the defense of such Action (with counsel selected by the Indemnified Party Representative and reasonably satisfactory to the Indemnitor Party Representative), and (II) each applicable Indemnitor shall be entitled to participate (at such Indemnitor's expense) in the defense of such Action; provided, that no Indemnitor will be bound by any settlement, adjustment or compromise of such Action or of any of the claims made in connection therewith that is effected without the consent of the Indemnitor Party Representative (which consent may not be unreasonably withheld or delayed). Any failure to give prompt notice under this Section 11.5 shall not bar an Indemnified Party Representative's right to claim indemnification under this Section 11, except to the extent that an Indemnitor shall have been materially harmed by such failure.

         11.6 Escrow as Sole Remedy. Claims by an Indemnified SCT Party for Damages shall be made solely against the Escrow Amount, as provided in the Escrow Agreement. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, the portion of the Escrow Amount comprising the Stockholder Representative Payment shall be segregated from the remainder of the Escrow Amount and shall be used solely for the purpose of compensating the Stockholder Representative pursuant to Section 13.12.

         11.7 Survival Period. All of the representations and warranties made by each party in this Agreement or in any agreement or certificate delivered by any such party pursuant hereto or in connection with the Transactions shall survive until December 31, 2003 (the "Expiration Date").

         11.8 No Contribution/Indemnification. The Stockholders agree that they will not seek, nor will they be entitled to, contribution from, or indemnification by, the Surviving Company, under Company's Charter Documents, this Agreement, applicable corporate laws or other Laws or otherwise, in respect of amounts due from the Stockholders to an Indemnified SCT Party under this
Section 11.

         11.9 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, any indemnification payment made pursuant to this
Section 11 shall be treated, for Tax purposes, as an adjustment to the Final Merger Consideration.

         11.10 Limitation on Indemnity.

                           (a) Notwithstanding any other provision of this
Section 11, except as set forth below, an Indemnified Party shall not be entitled to indemnification pursuant to Section 11.1.1(a), 11.1.1(f) or 11.2.1(a) (other than in connection with a breach or breaches of the representation and warranty set forth in Section 5.5 hereof) (as the case may
be), unless and until the aggregate of all Damages to such Indemnified Party exceeds Two Hundred Thousand Dollars ($200,000) (the "Deductible Amount") and then such Indemnified Party shall be entitled to indemnification for all of its Damages in excess of the Deductible Amount; provided however, that Damages in respect of a breach or breaches of the representations and/or warranties set forth in the Cash Certificate shall not be limited by or otherwise subject to the Deductible Amount. In addition, no Indemnified SCT Party shall be entitled to indemnification pursuant to Section 11.1.1(a), arising out of a claimed breach (or breaches) of Section 4.12(b) hereof (insofar as such claim relates to the collectibility of any particular Account Receivable) unless SCT has first used its commercially reasonable efforts to collect in full such Account Receivable.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, the maximum aggregate amount of any Stockholder's indemnification obligation pursuant to this Agreement shall be limited to and in no event exceed such Stockholder's Pro-Rata Share of the Escrow Amount. The maximum aggregate amount of SCT's, Acquisition Sub's and the Surviving Company's indemnification obligation pursuant to this Agreement shall be limited to and in no event exceed an amount equal to the Escrow Amount (the "Cap").

                           (c) In addition, notwithstanding anything to the
contrary contained in this Agreement, the indemnification provided by this
Section 11.10 shall be the sole and exclusive remedy available to the Company, the Stockholders, SCT, Acquisition Sub and the Surviving Company for any claim related to this Agreement or the transactions contemplated hereby.

12. Public Announcements. SCT and Company shall agree on and publish a press release upon the execution of the Agreement. Notwithstanding the foregoing, the parties hereto shall consult with each other before issuing any other press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange or regulations of the National Association of Securities Dealers, the parties hereto shall not issue any such press release or make any such public statement without the consent of the other parties hereto.

13. Miscellaneous.

         13.1 Tax Matters.

                  13.1.1 Notice. Prior to the Closing, Company agrees to promptly notify SCT in writing upon receipt by Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Company.

                  13.1.2 Tax Sharing Agreements. All Liabilities of Company pursuant to any Tax sharing, allocation, compensation, indemnification or like agreements or arrangements shall be satisfied on or prior to the Closing Date.

                  13.1.3 Allocation of Certain Payments. The parties hereto agree that, pursuant to Treasury Regulations ss.1.1502-76(b)(1)(ii)(B), to the extent applicable, the Severance Amount and the Management Retention Bonus Amount are properly allocable to the portion of the date of the Effective Time beginning after the Effective Time, and that, accordingly, they shall, and shall cause their respective Affiliates to, consistently treat such amounts as being allocable to the beginning of the day after the date of the Effective Time.

         13.2 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

         13.3 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that Acquisition Sub shall be entitled to assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to SCT or to any direct or indirect wholly-owned subsidiary of SCT. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

         13.4 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular and references to the singular include the plural, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (e) references to "hereunder" or "herein" relate to this Agreement, and (f) references as to whether Company "knows" or has "knowledge" of a given fact, circumstance or condition shall include the actual knowledge of any director (not including any director of Company affiliated with SCT) or executive officer of Company after inquiry of Company's "Senior Directors" and in-house legal counsel. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         13.5 Specific Performance. Notwithstanding any other provision in this Agreement, any party hereunder shall have the right to right to seek specific performance or injunctive relief to enforce another party's performance of any obligations expressly set forth in this Agreement.

         13.6 Dispute Resolution.

                  13.6.1 Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the designated senior management representative of SCT and the Stockholder Representative. If the parties are unable to resolve such dispute between them within 20 Business Days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section 13.6.

                  13.6.2 Resolution of Disputes. Except as otherwise set forth in this Agreement, any controversy or claim shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located in the Philadelphia, Pennsylvania area by three arbitrators, at least one of whom shall be knowledgeable in the software industry, one of whom shall be an attorney and one of whom shall be a member of an accounting firm familiar with businesses engaged in software design, programming and implementation. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions to protect its rights and interests, but neither party shall seek any such equitable remedies as a means to avoid or stay arbitration.

         13.7 Expenses. Except as set forth in the immediately following sentence, SCT and Company shall pay and be responsible for their respective expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions. SCT shall pay and be responsible for the first One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of Company's expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions, including, without limitation, legal, accounting, financial advisory and consulting fees and expenses ("Transaction Expenses"); provided that, in no event shall the purchase of directors' and officers' liability insurance as contemplated in Section 7.3 constitute a Transaction Expense. To the extent that Transaction Expenses exceed the Expense Cap (i) prior to the Effective Time, the Preliminary Merger Consideration shall be reduced as set forth in Section 2.2.1, or (ii) following the Effective Time, SCT shall be entitled to indemnification pursuant to the provisions of Section 11.1.1(d) hereof. Any Transaction Expenses for which SCT has received invoices prior to the Effective Time shall be paid by SCT at the Effective Time.

         13.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

           If to SCT or Acquisition Sub:   SCT
                                           4 Country View Road
                                           Malvern, Pennsylvania 19355
                                           FAX: (610) 578-7457
                                           Attention: Chief Financial Officer

           and with a required copy to:    SCT
                                           4 Country View Road
                                           Malvern, Pennsylvania 19355
                                           FAX: (610) 578-7457
                                           Attention: General Counsel

           If to Company:                  Campus Pipeline, Inc.
                                           90 S. 400 W., Suite 500
                                           Salt Lake City, UT  84101
                                           FAX:     (801) 485-6606
                                           Attention: Chief Executive Officer

           with a required copy to:        Wilson Sonsini Goodrich & Rosati
                                           650 Page Mill Road
                                           Palo Alto, CA  94304
                                           FAX: (650) 493-6811
                                           Attention: Mark Bonham, Esquire

         13.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws of the State of Delaware or any other jurisdiction.

         13.10 Further Assurances.From time to time after the Closing, at the request of any party but at the expense of the requesting party, each of the parties, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

         13.11 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         13.12 Stockholder Representative. 13.12.1By virtue of the approval of the Merger and this Agreement (not including the exhibits and schedules hereto) by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to hereby appoint Tyler Thatcher its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders (the "Stockholder Representative"), to take all actions necessary to exercise the rights and fulfill the obligations of the Stockholders hereunder and under the Escrow Agreement, including, but not limited to, the delivery and receipt of notices, the resolution of disputes among or involving the Stockholders, and such other actions as shall be appropriate for the Stockholder Representative to take on behalf of one or more of the Stockholders. All such decisions and actions taken by the Stockholder Representative shall be binding upon the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Furthermore, SCT and the Escrow Agent shall be entitled to rely conclusively on such written instructions of the Stockholder Representative which (i) state such writing is being delivered pursuant to Section 13.11 of this Agreement, (ii) is executed by the Stockholder Representative and (iii) is being delivered to SCT or the Escrow Agent on behalf of one or more of the Stockholders. Moreover, no party hereunder shall have any cause of action against SCT or the Escrow Agent for any action taken by SCT or the Escrow Agent in reliance upon such instructions or decisions delivered to SCT or the Escrow Agent by the Stockholder Representative. Furthermore, the provisions of this Section 13.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Stockholder to the Stockholder Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder. As compensation for serving as Stockholder Representative, the Stockholder Representative shall receive the Stockholder Representative Payment, payable in two equal installments, the first being on the business day following the 9 month anniversary of the Closing Date, and the second being on the Expiration Date. The Stockholder Representative Payment shall be made from the Escrow Fund. Lastly, all fees and expenses incurred by the Stockholder Representative pursuant to this Section 13.11 shall be paid by the Stockholders; provided, however, that in lieu of receiving direct payment by the Stockholders, but subject to the prior right of any Indemnified Party to make claims for Losses, the Stockholder Representative shall have the right to recover from the Escrow Fund prior to any distribution to the Shareholders, any fees, costs and expenses, including those of any legal counsel or other professional retained by the Stockholder Representative, in connection with the performance, acceptance and administration of the Stockholder Representative's duties hereunder.

                  13.12.2 Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to SCT; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. If for any reason there is no Stockholder Representative at any time, all references herein to the Stockholder Representative shall be deemed to refer to the Stockholders .No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

                  13.12.3 The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall, in proportion to their original contributions to the Escrow Fund, indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.






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                                      -56-

                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                    CAMPUS PIPELINE, INC.


                                    By: /s/ Thomas K. Lewis, Jr.
                                    Name: Thomas K. Lewis, Jr.
                                    Title: Chairman and Chief Executive Officer



                                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION


                                    By: /s/ Eric Haskell
                                    Name: Eric Haskell
                                    Title: Executive Vice President and
                                           Chief Financial Officer



                                    CPI ACQUISITION COMPANY, INC.


                                    By: /s/ Eric Haskell
                                    Name: Eric Haskell
                                    Title: Executive Vice President
                                           and Treasurer